IN THE UNITED STATES DISTRICT COURT
FOR THE MIDDLE DISTRICT OF PENNSYLVANIA

)
FEDERAL TRADE COMMISSION,	)
)
Plaintiff,	)
	)	Civil Action No.
v.	)
)
THE WESTERN UNION COMPANY,	)
a corporation, also doing business as	)
Western Union Financial Services, Inc.,	)
and through other subsidiaries and affiliates,	)
)
Defendant.	)
)

STIPULATED ORDER FOR PERMANENT INJUNCTION
AND FINAL JUDGMENT

Plaintiff, the Federal Trade Commission (“Commission” or “FTC”), filed its Complaint for Permanent Injunctive and Other Equitable Relief (“Complaint”), pursuant to Section 13(b) of the Federal Trade Commission Act (“FTC Act”), 15 U.S.C. § 53(b), and the Telemarketing and Consumer Fraud and Abuse Prevention Act (“Telemarketing Act”), 15 U.S.C. §§ 6101-6108. The Commission and Defendant The Western Union Company (“Western Union”) stipulate to the entry of this Stipulated Order for Permanent Injunction and Final Judgment (“Order”) to resolve all matters in dispute in this action between them.

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THEREFORE, IT IS ORDERED as follows:

FINDINGS

1. This Court has jurisdiction over this matter.

2. The Complaint charges Defendant with engaging in deceptive and unfair acts or practices in violation of Section 5 of the FTC Act, 15 U.S.C. § 45, the Telemarketing Act, 15 U.S.C. §§ 6101-6108, and the Telemarketing Sales Rule (“TSR”), 16 C.F.R. Part 310, in the course of providing money transfer services through its worldwide money transfer network.

3. Defendant neither admits nor denies any of the allegations in the Complaint, except as specifically stated in this Order. Only for purposes of this action, Defendant admits the facts necessary to establish jurisdiction.

4. Defendant waives any claim that it may have under the Equal Access to Justice Act, 28 U.S.C. § 2412, concerning the prosecution of this action through the date of this Order, and agrees to bear its own costs and attorney fees.

5. Defendant and the Commission waive all rights to appeal or otherwise challenge or contest the validity of this Order.

DEFINITIONS

For purposes of this Order, the following definitions apply:

A. “Cash-to-cash money transfer” means the transfer of the value of cash from one person in one location to a recipient (payee) in another location that is received in the form of cash.

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B. “Cash reload money transfer” means the transfer of the value of cash from one person in one location to a recipient (payee) in another location that is received in a form that makes it possible for a person to convert the cash into an electronic form that can be used to add funds to a general-use prepaid card or an account with a payment intermediary.

C. “Consumer” means any person, worldwide, who initiates or sends a money transfer.

D. “Defendant” means The Western Union Company, also doing business as Western Union Financial Services, Inc., and through its other subsidiaries and affiliates, and its successors and assigns.

E. “Elevated fraud countries” means any country in which the principal amount of money transfers that are the subject of fraud complaints, received by Defendant from any source, represents one (1) percent or more of the principal amount of fraud complaints worldwide received by Defendant, for either money transfers sent or received in that country, determined on a quarterly basis, provided that once a country is determined to be one of the elevated fraud countries, it shall continue to be treated as such for purposes of this Order.

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F. “Elevated fraud risk agent location” means any Western Union agent location that has processed payouts of money transfers associated with:

1.	Five (5) or more fraud complaints for such agent location, received by Defendant from any source, during the previous sixty (60) day period, based on a review of complaints on a monthly basis; and fraud complaints, received by Defendant from any source, totaling five (5) percent or more of the total payouts for such agent location in numbers or dollars in a sixty (60) day period, calculated on a monthly basis; or

2.	Fifteen (15) or more fraud complaints for such agent location, received by Defendant from any source, during the previous sixty (60) day period, based on a review of complaints on a monthly basis.

G. “Fraud-induced money transfer” includes any money transfer that was induced by, initiated, or sent as a result of, unfair or deceptive acts or practices and/or deceptive or abusive telemarketing acts or practices.

H. “Front line associate” means the employee of the Western Union agent responsible for handling a transaction at the point of sale for a consumer or a recipient (payee) of a money transfer, including by initiating, sending, or paying out the money transfer.

I. “Money transfer” means the sending of money (in cash or any other form, unless otherwise stated) between a consumer in one location to a recipient (payee) in another location using Defendant’s money transfer service, and shall include transfers initiated or sent in person, online, over the telephone, using a mobile app, or through whatever platform or means made available. The term “money transfer” does not include Defendant’s bill or loan payment services, or purchases of foreign currency conversions or options contracts from Defendant.

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J. “Person” includes a natural person, an organization or other legal entity, including a corporation, partnership, sole proprietorship, limited liability company, association, cooperative, or any other group or combination acting as an entity.

K. “Seller” means any person who, in connection with a telemarketing transaction, provides, offers to provide, or arranges for others to provide goods or services in exchange for consideration.

L. “Telemarketer” means any person who, in connection with telemarketing, initiates or receives telephone calls to or from a customer.

M. “Telemarketing” means any plan, program, or campaign which is conducted to induce the purchase of goods or services by use of one or more telephones, and which involves a telephone call, whether or not covered by the TSR.

N. “Western Union agent” means any network agent, master agent, representative, authorized delegate, independent agent, super-agent, national account agent, key account agent, strategic account agent, sub-representative, subagent, or any location, worldwide, authorized by Defendant to offer or provide any of its money transfer products or services.

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I.

PROHIBITED BUSINESS ACTIVITIES

IT IS FURTHER ORDERED that Defendant, Defendant’s officers, agents, and employees, and all other persons in active concert or participation with any of them, who receive actual notice of this Order, whether acting directly or indirectly, in connection with promoting, offering for sale, or providing money transfer services, are permanently restrained and enjoined from:

A.	Transmitting a money transfer that Defendant knows or reasonably should know is a fraud-induced money transfer, or paying out a money transfer to any person that Defendant knows or reasonably should know is using its system to obtain funds from a consumer, directly or indirectly, as a result of fraud;

B.	Providing substantial assistance or support to any seller or telemarketer that Defendant knows or reasonably should know is accepting from a U.S. consumer, directly or indirectly, a money transfer as payment for goods or services offered or sold through telemarketing;

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C.	Failing to do any of the following in connection with money transfers initiated by consumers:

1.	Interdict recipients that have been the subject of any complaints about fraud-induced money transfers based on information provided to, or that becomes known by, Defendant;

2.	Identify, prevent, and stop cash-to-cash money transfers and cash reload money transfers initiated or received in the U.S. from being used as a form of payment by sellers or telemarketers, including, but not limited to, by:

	a.	Asking all U.S. consumers whether the money transfer is a payment for goods or services offered or sold through telemarketing;

	b.	Declining to process money transfers from U.S. consumers where the money transfer is a payment for goods or services offered or sold through telemarketing; and

	c.	Interdicting known sellers and telemarketers accepting money transfers as payments for goods or services offered through telemarketing;

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3.	Provide a clear, concise, conspicuous and uncontradicted consumer fraud warning on the front page of all money transfer forms, paper or electronic, utilized by consumers in elevated fraud countries (based on money transfers sent from those countries) to initiate money transfers using Defendant’s system that includes, but is not limited to:

	a.	A list of the most common types of scams that utilize Defendant’s money transfer system;

	b.	A warning that it is illegal for any seller or telemarketer to accept payments from U.S. consumers through money transfers for goods or services offered or sold through telemarketing;

	c.	A notice to consumers that the money transfer can be paid out to the recipient within a short time, and that after the money is paid out, consumers may not be able to obtain a refund from Defendant, even if the transfer was the result of fraud, except under limited circumstances; and

	d.	A toll-free or local number and a website for Defendant, subject to the timing requirements set forth in Subsection C.4, that consumers may call or visit to obtain assistance and file a complaint if their money transfer was procured through fraud;

4.	Make available in all countries in which Defendant offers money transfer services a website that consumers may visit to obtain assistance and file a complaint if they claim their money transfer was procured through fraud, provided that websites that are not yet available shall be made available in accordance with the following schedule: (i) for countries determined to be elevated fraud countries, within six (6) months of entry of this Order; and (ii) for all other countries, within two (2) years of entry of this Order.

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5.	Provide consumers who initiate or send money transfers via the Internet, telephone, mobile app, or any other platform that is not in- person, with substantially the same clear, concise, conspicuous and uncontradicted fraud warning required by Subsection C.3, provided that the warning may be abbreviated to accommodate the specific characteristics of the media or platform;

6.	Provide the required warning to consumers in the language used on the send form or other media type or platform used for the money transfer, in a form appropriate for the media or platform;

7.	Review and update the consumer warning as necessary to ensure its effectiveness in preventing fraud-induced money transfers; and

8.	Submit modifications to the warning, if any, to the Commission for review no less than ten (10) business days before any modified warning is disseminated to Western Union agents; provided that nothing herein shall prohibit Defendant from changing the nature or form of its service, send forms, or media or platform for offering money transfer services or from seeking to replace its send forms with an electronic form or entry system of some type in the future. In the event such changes are made, Defendant shall provide a consumer fraud warning substantially similar to that outlined in Subsection C.3 in a form appropriate to the media or platform;

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D.	Failing to reimburse the principal amount of a consumer’s money transfer and any associated transfer fees whenever a consumer or his or her authorized representative reasonably claims that the transfer was fraudulently induced and:

	1.	The consumer or his or her authorized representative asks Defendant, the sending agent, or front line associates to reverse the transfer before the transferred funds have been picked up; or

	2.	Defendant, after reviewing information and data relating to the money transfer, determines that Defendant, its agents, or the front line associates failed to comply with any of Defendant’s policies and procedures relating to detecting and preventing fraud-induced money transfers when sending or paying out the money transfer by failing to: provide the required consumer fraud warnings; comply with Defendant’s interdiction or callback programs; verify the recipient’s identification; or accurately record the recipient’s identification(s) and other required biographical data;

E.	Failing to promptly provide information to a consumer, or his or her authorized representative, who reports being a victim of fraud to Defendant, about the name of the recipient of the consumer’s money transfer and the location where it was paid out, when such information is reasonably requested; and

F.	Failing to establish and implement, and thereafter maintain, a comprehensive anti-fraud program that is reasonably designed to protect consumers by detecting and preventing fraud-induced money transfers worldwide and to avoid installing and doing business with Western Union agents who appear to be involved or complicit in processing fraud-induced money transfers or fail to comply with Defendant’s policies and procedures to detect and prevent fraud (hereinafter referred to as “Defendant’s Anti-Fraud Program”). Such program, the content and implementation of which must be fully documented in writing, and provided to the FTC, shall contain administrative, technical, and physical safeguards appropriate to Defendant’s size and complexity and the nature and scope of Defendant’s activities, shall be consistent with this Order’s requirements, and shall include at least the following requirements:

1.	Performance of due diligence on all prospective Western Union agents and existing Western Union agents whose contracts are up for renewal;

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2.	Designation of an employee or employees to coordinate and be accountable for Defendant’s Anti-Fraud Program;

3.	Appropriate and adequate education and training on consumer fraud for Western Union agents and front line associates;

4.	Appropriate and adequate monitoring of Western Union agent and front line associate activity relevant to the prevention of fraud-induced money transfers;

5.	Prompt disciplinary action against Western Union agent locations where reasonably necessary to prevent fraud-induced money transfers;

6.	Adequate systematic controls to detect and prevent fraud-induced money transfers, including, but not limited to:

	a.	Imposing more stringent identification requirements for money transfers sent to, or paid out in, elevated fraud countries;

	b.	Holding suspicious money transfers at certain dollar thresholds to elevated fraud countries until Defendant has confirmed with the sender that they are not fraud-induced or has refunded the money to the sender; and

	c.	Ensuring that Western Union agent locations are recording all required information about recipients required by Defendant’s policies or procedures or by law, including, but not limited to, their names, addresses, telephone numbers, and identifications, before paying out money transfers; and

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7.	Periodic evaluation and adjustment of Defendant’s Anti-Fraud Program in light of:

	a.	The results of the monitoring required by Subsection F.4 of this Section and Section III of this Order;

	b.	Any material changes to Defendant’s operations or business arrangements; or

	c.	Any other circumstances that Defendant knows or reasonably should know may have a material impact on the effectiveness of Defendant’s Anti-Fraud Program, provided that Defendant shall notify the FTC in writing of the adjustments to Defendant’s Anti-Fraud Program, and reasons for such adjustments, no more than thirty (30) days after any material modification to Defendant’s Anti-Fraud Program has been implemented.

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II.

DUE DILIGENCE ON PROSPECTIVE AND EXISTING
WESTERN UNION AGENTS

IT IS FURTHER ORDERED that Defendant, Defendant’s officers, agents, and employees, and all other persons in active concert or participation with any of them, who receive actual notice of this Order, whether acting directly or indirectly, in connection with promoting, offering for sale, or providing money transfer services, are hereby restrained and enjoined from:

A.	Failing to conduct thorough due diligence on all persons applying to become, or renewing their contracts as, Western Union agents, including any sub-representative or subagent, to avoid installing Western Union agents worldwide who may become elevated fraud risk agent locations, including, but not limited to, by:

	1.	Verifying government-issued identification;

	2.	Conducting all reasonably necessary background checks (criminal, employment, or otherwise) where permissible under local law;

	3.	Determining whether information or statements made during the agent application process are false or inconsistent with the results of Defendant’s background checks or other due diligence;

	4.	Taking reasonable steps to ascertain whether the prospective agent formerly owned, operated, had been a front line associate of, or had a familial, beneficial, or straw relationship with any location of any money services business that was suspended or terminated for fraud-related reasons, as permitted by applicable laws and regulations (including foreign laws and regulations) and with the required cooperation from other money transfer companies;

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	5.	Ascertaining whether the prospective agent had previously been interdicted by Defendant for suspicious activities or had been reported to Defendant as a recipient of fraud-induced money transfers;

	6.	Conducting an individualized assessment of the particular risk factors involved with each Western Union agent application and conducting all reasonably necessary investigative steps consistent with those risks; and

	7.	Maintaining information about Defendant’s due diligence, including, but not limited to, information about the identities of the owners, their government-issued identifications, and the background check(s) conducted;

B.	Failing to reject applications where Defendant becomes aware or reasonably should have become aware based upon its due diligence that the applicant, or any of the applicant’s sub-representatives or subagents, presents a material risk of becoming an elevated fraud risk;

C.	Failing to ensure that the written agreements entered into with all new Western Union agents require them to comply with Section I.C.2 of this Order;

D.	Failing to ensure that all new Western Union agents have effective policies and procedures in place at each of the agent’s locations to detect and prevent fraud-induced money transfers and other acts or practices that violate Section I of this Order;

E.	Failing to take reasonable steps to confirm that Western Union agents whose contracts are up for renewal are complying with the terms of their agreements with Defendant, including, but not limited to, by having effective policies and procedures in place to detect and prevent fraud- induced money transfers; and

F.	Failing to require all new Western Union agents, and existing Western Union agents, to: (i) disclose and update the identities of any sub- representative or subagent; and (ii) maintain records on the identities of any front line associates at their sub-representatives’ or subagents’ locations.

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III.

MONITORING COMPLIANCE OF WESTERN UNION AGENTS

IT IS FURTHER ORDERED that Defendant, Defendant’s officers, agents, and employees, and all other persons in active concert or participation with any of them, who receive actual notice of this Order, whether acting directly or indirectly, in connection with promoting, offering for sale, or providing money transfer services, are hereby restrained and enjoined from:

A.	Failing to provide appropriate and adequate ongoing education and training on consumer fraud for all Western Union agents, and other appropriate Western Union personnel, including, but not limited to, education and training on detecting, investigating, preventing, reporting, and otherwise handling suspicious transactions and fraud-induced money transfers, and ensuring that all Western Union agents and front line associates are notified of their obligations to comply with Defendant’s policies and procedures and to implement and maintain policies and procedures to detect and prevent fraud-induced money transfers or other acts or practices that violate Section I of this Order;

B.	Failing to take all reasonable steps necessary to monitor and investigate Western Union agent location activity to detect and prevent fraud-induced money transfers, including, but not limited to:

1.

Developing, implementing, adequately staffing, and continuously operating and maintaining a system to receive and retain all complaints and data received from any source, anywhere in the world, involving alleged fraud-induced money transfers, and taking all reasonable steps to obtain, record, retain, and make easily accessible to Defendant and, upon reasonable request, the FTC, all relevant information regarding all complaints related to alleged fraud-induced money transfers, including, but not limited to:

		a.	The consumer’s name, address, and telephone number;

		b.	The substance of the complaint, including the fraud type and fraud method, and the name of any person referenced;

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c.	The reference number, or Money Transfer Control Number, for each money transfer related to the complaint;

d.	The name, agent identification number, telephone number, and address of the sending agent(s);

e.	The date of each money transfer;

f.	The amount of each money transfer;

g.	The money transfer fee for each money transfer;

h.	The date each money transfer is received;

i.	The name, agent identification number, telephone number, and address of the receiving agent(s);

j.	The name, address and telephone number of the recipient, as provided by the recipient, of each money transfer;

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k.	The identification, if any, presented by the recipient, and recorded, for each money transfer;

l.	All transactions conducted by the consumer bearing any relationship to the complaint;

m.	To the extent there is any investigation concerning, and/or resolution of, the complaint:

	1.	The nature and result of any investigation conducted concerning the complaint;

	2.	Any response to the complaint and the date of such response to the complaint;

	3.	The final resolution of the complaint, the date of such resolution, and an explanation for the resolution; and

	4.	If the resolution does not include the issuance of a refund, the reason for the denial of a refund;

2.	Taking all reasonable steps to identify Western Union agents or front line associates involved or complicit in fraud;

3.	Routinely reviewing and analyzing data regarding the activities of Western Union agent locations in order to identify the following:

a.

Agent locations that have processed transactions associated with two (2) or more complaints about alleged fraud-induced money transfers, received by Defendant from any source, during a thirty (30) day period; and

	b.	Elevated fraud risk agent locations, as defined above; and

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4.	For agent locations identified pursuant to Subsection B.3 of this Section, fully investigate the agent location by reviewing transaction data and conducting analyses to determine if the agent location displayed any unusual or suspicious money transfer activity that cannot reasonably be explained or justified, including, but not limited to:

	a.	Data integrity issues, including, but not limited to, invalid, illegible, incomplete, missing, or conflicting biographical data for consumers or recipients of money transfers;

	b.	Significant changes in the transaction patterns experienced at the agent location;

	c.	Significant differences in the transaction patterns experienced at an agent location relative to the patterns experienced at other agent locations in the same country;

	d.	Unusual demographic activity;

	e.	Irregular concentrations of send and/or pay activity between the agent and one or more other Western Union agent locations;

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f.	Irregular concentrations of send and/or pay activity between the agent and one or more geographical areas that have been identified as high risk for fraud;

g.	Unusual transaction patterns by senders or recipients;

h.	Flipping patterns;

i.	Suspicious structuring or splitting of money transfers; or

j.	Suspicious surfing patterns;

C.	Failing to take the following actions to prevent further fraud-induced money transfers, including, but not limited to, by:

1.	Suspending Western Union agent locations, as follows, pending further investigation to determine whether the Western Union agent locations can continue operating consistent with this Order’s requirements:

a.	For agent locations identified pursuant to Subsection B.3.a of this Section, if the investigation of the agent location required by Subsection B.4 of this Section is not completed within fourteen (14) days after the agent location is identified, suspending the Western Union agent location’s ability to conduct further money transfers until the investigation is completed; and

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b.	For elevated fraud risk agent locations, immediately suspending the Western Union agent’s ability to conduct further money transfers until the review required by Subsection B.4 of this Section is completed, except that, for a Western Union agent that is a bank or bank branch and otherwise subject to this immediate suspension requirement by virtue of fraud complaints about money transfers that are transferred directly into its account holders’ bank accounts, Defendant shall comply with Subsection III.C.1.a. and also permanently block, or request that the Western Union agent block, all further money transfers to bank accounts for which Defendant has received any fraud complaint;

2.	Upon completion of the investigation, terminating, suspending, or restricting Western Union agent locations as follows:

a.	Terminating or suspending the Western Union agent location, or restricting the agent location’s ability to send and/or receive certain money transfers, if the findings indicate that the Western Union agent location is not, or has not been, complying with Defendant’s Anti-Fraud Program and other policies and procedures relating to detecting and preventing fraud-induced money transfers, including, but not limited to, by failing to collect and record required and accurate biographical information about, and government-issued identifications for, the recipients of money transfers; and

b.	Terminating the Western Union agent location if the findings indicate that the Western Union agent location or any of its front line associates is, or may be, complicit in the fraud-induced money transfers, has failed to comply with Section IV of this Order, or has repeatedly failed to comply with Defendant’s Anti-Fraud and other policies and procedures relating to detecting and preventing fraud-induced money transfers;

3.	On at least a monthly basis, providing notice to all Western Union agents in elevated fraud countries the substance of any complaints Defendant received involving transactions processed by the agents’ locations; and

4.	Ensuring that all Western Union agents are enforcing effective policies and procedures to detect and prevent fraud-induced money transfers, or other acts or practices that violate Section I of this Order; and

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D.	Failing to establish adequate controls to ensure that, prior to paying out money transfers, Western Union agent locations are recording all required information about the recipients of money transfers, including, but not limited to, the recipients’ names, addresses, telephone numbers, and identifications, and are taking reasonable steps to verify the identification presented by the recipients or, for money transfers that are directed to bank accounts, the identities of the account holders.

IV.

REQUIREMENTS FOR ELEVATED FRAUD RISK AGENT LOCATIONS

IT IS FURTHER ORDERED that Defendant, Defendant’s officers, agents, and employees, and all other persons in active concert or participation with any of them, who receive actual notice of this Order, whether acting directly or indirectly, in connection with promoting, offering for sale, or providing money transfer services, shall require and ensure that all elevated fraud risk agent locations that are still operating do the following for one (1) year from the date that Defendant identifies the agent as an elevated fraud risk agent location under the terms of this Order:

A.	For money transfers that are not transferred directly into a recipient’s bank account, photocopy or scan the identification documents or biometric information presented by the recipient and retain the photocopies or images, along with the receive forms, for a period of five (5) years; and

B.	Demonstrate during compliance reviews or mystery shops, which Defendant shall conduct on at least a quarterly basis, that the agent location is complying with the requirements in this Section;

       Provided, however, that if Defendant reasonably believes that complying with Subsection A of this Section for money transfers received by an elevated fraud agent location in a particular foreign jurisdiction would violate that jurisdiction’s laws, Defendant may instead, upon notice to Commission staff, block all money transfers from the United States to that elevated fraud risk agent location or, with the agreement of Commission staff, take other appropriate action at that location to protect consumers from fraud.

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V.

SHARING COMPLAINT INFORMATION

IT IS FURTHER ORDERED that, Defendant, Defendant’s officers, agents, and employees, and all other persons in active concert or participation with any of them, who receive actual notice of this Order, whether acting directly or indirectly, shall, in addition to, or as a modification of, any other policy or practice that the Defendant may have, including Defendant’s ongoing submission of information to the FTC for inclusion in the Consumer Sentinel Network (“Consumer Sentinel”):

A.	Provide notice to the consumer, or his or her authorized representative, at the time the Defendant is contacted with a complaint about alleged fraudulent activity associated with a money transfer, that (i) Defendant’s practice is to share information regarding the consumer’s money transfer and complaint with a database used by law enforcement authorities in the United States and other countries; and (ii) if the consumer does not want his or her name, address, and identification shared with law enforcement, Defendant will honor that request unless applicable law permits or requires Defendant to provide that information; and

B.	Regularly, but no more than every thirty (30) days, submit electronically to the FTC, or its designated agent, for inclusion in Consumer Sentinel, all relevant information Defendant possesses regarding complaints received from consumers, their authorized representatives, or any other source, anywhere worldwide, about alleged fraud-induced money transfers and regarding the underlying transfer itself, including, but not limited to, the information set forth in Section III.B.1.a through III.B.1.l. Provided, however, if Defendant receives a request from a consumer or the consumer’s authorized representative, which is documented by Defendant, stating that the consumer does not want the information shared with the database, or if Defendant received the complaint from a source other than the consumer or the consumer’s authorized representative, Defendant shall submit to the FTC an anonymized complaint with the consumer’s name, address, and telephone number redacted. Provided, further, that Defendant shall cooperate with the FTC in order to facilitate compliance with this Section.

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VI.

INDEPENDENT COMPLIANCE AUDITOR

IT IS FURTHER ORDERED THAT an Independent Compliance Auditor (“ICA”) shall be appointed to further ensure compliance with Sections I-V of this Order, as set forth below:

A.	Commission staff and Defendant shall select the ICA. The ICA shall be an independent third party, not an employee of the Commission or of Defendant. No later than thirty (30) days after entry of this Order, Defendant shall propose to a representative of the Commission three qualified, third-party candidates to serve as the ICA for Defendant as set forth in this Section. In the event that Commission staff is unable to select at least one acceptable ICA from the three candidates proposed by Defendant, Defendant shall propose another candidate within fourteen (14) days after receiving notice of the rejection. This process shall continue until an ICA is chosen. If within ninety (90) days after entry of this Order, the parties are unable to agree on a candidate who is willing and able to perform the ICA’s duties under this Order, they shall submit the matter to the Court for determination.

B.	The ICA shall review, assess, and evaluate Defendant’s compliance with Sections I-V of this Order;

C.	The ICA is authorized to choose, engage, and employ attorneys, investigators, accountants, appraisers, and other independent contractors and technical specialists, as the ICA deems advisable or necessary in the performance of the ICA’s duties and responsibilities under the authority granted by this Order;

D.	The ICA shall have immediate, unfettered access to all information, documents, personnel, and premises in the possession, custody, or control of Defendant or any Western Union agent that the ICA deems necessary to carry out the ICA’s duties pursuant to this Order; provided that, the ICA shall make reasonable efforts to avoid imposing upon Defendant undue costs and burdens; and provided that, if there is a dispute about the ICA’s access to Defendant’s or any Western Union agents’ information, documents, personnel, and premises, after attempting to resolve the dispute without court action and for good cause shown, Defendant or the ICA may file a motion with this Court seeking appropriate relief;

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E.	Defendant shall fully cooperate with and assist the ICA. The cooperation and assistance shall include, but not be limited to, providing information to the ICA that the ICA deems necessary to be fully informed and discharge the responsibilities of the ICA under this Order, including proprietary information and trade secrets; providing any password required to access any computer, electronic file, or telephone data in any medium; and producing Defendant’s financial records. The parties agree that no attorney-client or other professional relationship shall be formed between the ICA and Defendant;

F.	The ICA shall prepare a budget and work plan as follows:

1.	No later than sixty (60) days after the date on which the ICA is retained by Defendant, the ICA shall, in consultation with Commission staff and Defendant, prepare and present to Commission staff and Defendant an annual budget and work plan (the “ICA Budget”) describing the scope of work to be performed and the fees and expenses of the ICA and any professional staff to be incurred during the first year following the date on which the ICA is retained.

2.	The scope of work, fees, and expenses to be incurred by the ICA and any professional staff shall be reasonable and not excessive, in light of the ICA’s defined duties, responsibilities, and powers prescribed in this Order.

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3.	The ICA shall prepare and submit to Defendant and to Commission staff an annual ICA Budget no later than ninety (90) days prior to the beginning of each subsequent year of the ICA’s term. If Defendant and Commission staff both approve the ICA Budget, the ICA shall adhere to and shall not exceed the approved ICA Budget, unless such deviations are authorized by agreement of the parties or order of the Court.

4.	Within twenty-one (21) days of receipt of any ICA Budget, either Commission staff or Defendant may serve an objection to the ICA, who, within twenty-one (21) days of such objection, shall provide to Commission staff and Defendant a revised ICA Budget or a notice that no such revision will be made.

5.	Following the ICA’s response to an objection provided in accordance with Subsection VI.F.4 hereof, either Commission staff or Defendant may apply to the Court to modify the ICA Budget.

6.	Pending the Court’s decision concerning any application pursuant to Subsection VI.F.5, the ICA shall continue to perform its duties and implement the ICA Budget as prepared by the ICA.

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G.	Within one hundred eighty (180) days from the date of the engagement of the ICA, and annually thereafter until the end of the ICA’s term, the ICA shall issue a report to Commission staff setting forth the ICA’s assessment of Defendant’s compliance with this Order (“Report”). If, at any time, the ICA determines that Defendant is not in substantial compliance with this Order, the ICA shall notify Commission staff and consult with Defendant. Defendant may submit to Commission staff and to the ICA a written response to the ICA’s notification;

H.	The Report and the contents thereof shall be treated as non-public material pursuant to the Commission’s Procedures and Rules of Practice. The FTC may share the Report and its contents with other law enforcement agencies, including, but not limited to, the United States Department of Justice (“DOJ”), as permitted by the Commission’s Procedures and Rules of Practice;

I.	The ICA’s term shall be three (3) years from the date on which the ICA is retained by Defendant. If the ICA resigns or is otherwise unable to fulfill his or her obligations as set out in this Section, the process set forth in Subsection N of this Section shall govern the selection of a new ICA;

J.	The ICA and all personnel hired by the ICA, including counsel to the ICA, are entitled to reasonable compensation for the performance of duties pursuant to this Order and for the cost of actual out-of-pocket expenses incurred by them, from Defendant’s assets. The ICA shall provide Defendant with an accounting and a request for payment of reasonable compensation every six (6) months after the ICA is appointed, or at intervals deemed appropriate by the ICA;

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K.	Defendant shall indemnify the ICA and hold the ICA harmless against all losses, claims, damages, liabilities, or expenses arising out of, or in connection with, the performance of the ICA’s duties, including all reasonable fees of counsel and other reasonable expenses incurred in connection with the preparations for, or defense of, any claim, whether or not resulting in any liability, except to the extent that such losses, claims, damages, liabilities, or expenses result from gross negligence, willful or wanton acts, or bad faith by the ICA;

L.	In the event the ICA determines that the Defendant has failed to act consistently with the terms of this Section, the ICA shall notify the FTC and Defendant, and, for good cause shown, the ICA or the FTC may apply to the Court for appropriate relief, including for an extension of the ICA’s term set forth in Subsection I of this Section;

M.	The ICA may, from time to time as may be made necessary by circumstances outside the ICA’s control, such as by reason of the ICA’s temporary incapacity, family emergency, or natural disaster, appoint a temporary Acting ICA to act in the ICA’s stead. The rights, duties, and obligations of the ICA under this Section shall apply equally to any such duly appointed Acting ICA, provided, however, that the period during which the ICA’s role is filled by an Acting ICA shall not extend for longer than thirty (30) days;

N.	If the ICA is no longer willing or able to continue to serve, or if the Court relieves the ICA of his duties at the request of the FTC or Defendant, Commission staff and Defendant shall mutually agree on a replacement ICA. If the parties are unable to agree on a replacement ICA within sixty (60) days, they shall submit the matter to the Court for determination within ten (10) days thereafter. The overall term of the ICA set forth in Subsection I of this Section shall be extended commensurate with the length of the absence of the ICA; and

O.	In the event of the appointment of a replacement ICA, the replacement ICA shall have all the rights, powers, duties, and obligations of the ICA under this Order.

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VII.

MONETARY JUDGMENT

IT IS FURTHER ORDERED THAT:

A.	Judgment in the amount of five hundred eighty-six million dollars ($586,000,000) is entered in favor of the Commission against Defendant as equitable monetary relief.

B.	Defendant shall satisfy the judgment in Subsection A of this Section by complying with the payment requirements set forth in Paragraph 7 of the Deferred Prosecution Agreement filed in United States v. The Western Union Company, 1:17-CR-00011-CCC (M.D. Pa. Jan. 19, 2017) (“DPA”).

C.	Defendant relinquishes dominion and all legal and equitable right, title, and interest in all assets transferred pursuant to this Order and Paragraphs 7 and 8 of the DPA and may not seek the return of any assets;

D.	The facts alleged in the Complaint will be taken as true, without further proof, in any subsequent civil litigation by or on behalf of the Commission, including in a proceeding to enforce its rights to any payment or monetary judgment pursuant to this Order, such as a nondischargeability complaint in any bankruptcy case;

E.	The facts alleged in the Complaint establish all elements necessary to sustain an action by the Commission pursuant to Section 523(a)(2)(A) of the Bankruptcy Code, 11 U.S.C. § 523(a)(2)(A), and this Order will have collateral estoppel effect for such purposes;

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F.	Defendant acknowledges that its Employer Identification Number, which Defendant must submit to the Commission, may be used for collecting and reporting on any delinquent amount arising out of this Order, in accordance with 31 U.S.C. § 7701;

G.	All money paid pursuant to this Order and Paragraph 7 of the DPA shall be deposited into the DOJ or the Department of the Treasury Assets Forfeiture Funds. The FTC and DOJ intend to make the funds available to compensate the fraud victims described in the FTC Complaint and the DOJ Statement of Facts, as set forth in Paragraph 7 of the DPA. Defendant has no right to challenge any actions taken by DOJ, the FTC, or their representatives, pursuant to this Subsection; and

H.	No asset transfer required by this Order should be deemed, or deemed in lieu of, a fine, penalty, forfeiture, or punitive assessment. Defendant’s satisfaction of the judgment through a payment pursuant to the DPA is not intended to alter the remedial nature of the judgment.

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VIII.

ORDER ACKNOWLEDGMENT

IT IS FURTHER ORDERED that Defendant obtain acknowledgments of receipt of this Order:

A.	Defendant, within seven (7) days of entry of this Order, must submit to the Commission an acknowledgment of receipt of this Order sworn under penalty of perjury;

B.	For ten (10) years after entry of this Order, Defendant must deliver by electronic or other means a copy of this Order to: (1) all principals, officers, directors, and LLC managers and members; (2) all employees, agents, and representatives who participate in conduct related to the subject matter of this Order, including, but not limited to, Western Union agents and employees who are involved in any way with consumer fraud complaints or who are involved in the hiring, training or monitoring of Western Union agents; and (3) any business entity resulting from any change in structure as set forth in the Section titled Compliance Reporting. Defendant must send a copy of this Order to current personnel within seven (7) days of entry of this Order. For all others, delivery must occur before they assume their responsibilities; and

C.	From each individual or entity to which a Defendant delivered a copy of this Order, that Defendant must obtain, within thirty (30) days, a signed and dated acknowledgment of receipt of this Order. Provided that, in the event that Defendant is unable to secure such acknowledgements from all current Western Union agents, despite notice of this requirement, Defendant shall retain proof of distribution of this Order to all current Western Union agents, such as an electronic mail receipt, a certified mail receipt, or an affidavit of service.

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IX.

COMPLIANCE REPORTING

IT IS FURTHER ORDERED that Defendant make timely submissions to the Commission:

A.	One (1) year after entry of this Order, Defendant must submit a compliance report, sworn under the penalty of perjury, that:

	1.	Identifies the primary physical, postal, and email address and telephone number, as designated points of contact, which representatives of the Commission may use to communicate with Defendant;

2.	Identifies any business entity that Defendant has any ownership interest in or controls directly or indirectly that may affect compliance obligations arising under this Order;

3.	Describes in detail whether and how Defendant is in compliance with each Section of this Order, including, but not limited to, describing the following:

	a.	The number of Western Union agents, by country, identified by the procedures in Section III.B.3 of this Order;

	b.	The names, addresses, and telephone numbers of all Western Union agent locations that have been suspended, restricted, or terminated by Defendant for reasons related to fraud-induced money transfers, the dates of and the specific reasons for the suspensions, restrictions, or terminations, and, for Western Union agents that have been reactivated after suspension, the dates of the reactivations; and

	c.	Evidence showing that Defendant has and is complying with the requirements of Sections I through V of this Order; and

4.	A copy of each Order Acknowledgment obtained pursuant to this Order, unless previously submitted to the Commission.

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B.	Annually, unless otherwise stated in this Subsection, for a period of ten (10) years after Defendant’s submission of the compliance report required by Subsection A of this section, Defendant shall submit a compliance report, sworn under penalty of perjury, that:

	1.	Notifies the Commission of any change in any designated point of contact within fourteen (14) days of the change;

	2.	Notifies the Commission of any change in the structure of any entity that Defendant has any ownership interest in or controls directly or indirectly that may affect compliance obligations arising under this Order, including: creation, merger, sale, or dissolution of the entity or any subsidiary, parent, or affiliate that engages in any acts or practices subject to this Order, within fourteen (14) days of the change;

	3.	Describes in detail whether and how Defendant is in compliance with each Section of this Order, including, but not limited to, describing the following:

		a.	The number of Western Union agents, by country, identified by the procedures in Section III.B.3 of this Order;

		b.	The names, addresses, and telephone numbers of all Western Union agents that have been suspended, restricted, or terminated by Defendant for reasons related to fraud-induced money transfers, the dates of and the specific reasons for the suspensions, restrictions, or terminations, and, for Western Union agents that have been reactivated after suspension, the dates of the reactivations; and

		c.	Evidence showing that Defendant has and is complying with the requirements of Sections I through V of this Order;

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C.	Defendant must submit to the Commission notice of the filing of any bankruptcy petition, insolvency proceeding, or similar proceeding by or against Defendant within fourteen (14) days of its filing;

D.	Any submission to the Commission required by this Order to be sworn under penalty of perjury must be true and accurate and comply with 28 U.S.C. § 1746, such as by concluding: “I declare under penalty of perjury under the laws of the United States of America that the foregoing is true and correct. Executed on: _____” and supplying the date, signatory’s full name, title (if applicable), and signature; and

E.	Unless otherwise directed by a Commission representative in writing, all submissions to the Commission pursuant to this Order must be emailed to DEbrief@ftc.gov or sent by overnight courier (not the U.S. Postal Service) to: Associate Director for Enforcement, Bureau of Consumer Protection, Federal Trade Commission, 600 Pennsylvania Avenue NW, Washington, DC 20580. The subject line must begin: FTC v. Western Union.

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X.

RECORDKEEPING

IT IS FURTHER ORDERED that Defendant must create certain records for ten (10) years after entry of this Order, and retain each such record for five (5) years. Specifically, Defendant must create and retain the following records:

A.	Defendant’s current written programs and policies governing the detection and prevention of consumer fraud and the installation and oversight of its agents, including, but not limited to, its Anti-Fraud Program;

B.	Defendant’s current policies and procedures governing consumer fraud education or training provided to Western Union agents or other appropriate personnel;

C.	All Western Union agent applications, records reflecting due diligence conducted by Defendant with respect to such applications, and with respect to agents whose contracts come up for renewal, and written agreements entered into with Western Union agents;

D.	Records of all complaints and refund requests, whether received directly or indirectly, such as through a third party, from any source, anywhere in the world, about potentially fraud-induced money transfers, and any response, including, but not limited to, the information listed in Section III.B.1 of this Order;

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E.	Records reflecting all steps Defendant has taken to monitor the activity of its agents to detect, reduce and prevent consumer fraud, including, but not limited to, records of Defendant’s reviews, audits, or investigations of Western Union agents associated with consumer fraud, communications with such agents regarding consumer fraud matters, and any remedial action taken against agents due to fraud;

F.	Copies of documents relating to compliance reviews or mystery shops conducted by Defendant of elevated fraud risk agent locations pursuant to Section IV of this Order; and

G.	All records necessary to demonstrate full compliance with each provision of this Order, including submissions to the Commission.

XI.

COMPLIANCE MONITORING

IT IS FURTHER ORDERED that, for the purpose of monitoring Defendant’s compliance with this Order and any failure to transfer any assets as required by this Order:

A.	Within fourteen (14) days of receipt of a written request from a representative of the Commission, Defendant must: submit additional compliance reports or other requested information, which must be sworn under penalty of perjury; appear for depositions; and produce documents for inspection and copying. The Commission is also authorized to obtain discovery, without further leave of court, using any of the procedures prescribed by Federal Rules of Civil Procedure 29, 30 (including telephonic depositions), 31, 33, 34, 36, 45, and 69;

B.	For matters concerning this Order, the Commission is authorized to communicate directly with Defendant. Defendant must permit representatives of the Commission to interview any employee or other person affiliated with Defendant who has agreed to such an interview. The person interviewed may have counsel present; and

C.	The Commission may use all other lawful means, including posing, through its representatives as consumers, suppliers, or other individuals or entities, to Defendant or any individual or entity affiliated with Defendant, without the necessity of identification or prior notice. Nothing in this Order limits the Commission’s lawful use of compulsory process, pursuant to Sections 9 and 20 of the FTC Act, 15 U.S.C. §§ 49, 57b-1.

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XII.

RETENTION OF JURISDICTION

IT IS FURTHER ORDERED that this Court retains jurisdiction of this matter for purposes of construction, modification, and enforcement of this Order.

SO ORDERED this _____ day of __________ , 2017.

UNITED STATES DISTRICT JUDGE

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SO STIPULATED AND AGREED:

PLAINTIFF FEDERAL TRADE COMMISSION

/s/ Karen D. Dodge	Dated:	January 19, 2017

KAREN D. DODGE (IL 6204125)
JOANNIE T. WEI (IL 6276144)
ELIZABETH C. SCOTT (IL 6278075)
Attorneys for Plaintiff
Federal Trade Commission
55 West Monroe Street, Suite 1825
Chicago, Illinois 60603
kdodge@ftc.gov (Dodge)
jwei@ftc.gov (Wei)
escott@ftc.gov (Scott)

DEFENDANT THE WESTERN UNION COMPANY

/s/ John R. Dye	Dated:	January 18, 2017
JOHN R. DYE Executive Vice President and General Counsel

COUNSEL FOR DEFENDANT THE WESTERN UNION COMPANY

/s/ Edward B. Schwartz	Dated:	January 18, 2017

EDWARD B. SCHWARTZ (DC 429690)
Steptoe & Johnson LLP
Attorneys for Defendant
1330 Connecticut Avenue, NW
Washington, DC 20036
(202) 429-6220 (telephone)
(202) 429-3902 (facsimile)
eschwartz@steptoe.com

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/s/ Sean M. Berkowitz	Dated:	January 18, 2017

SEAN M. BERKOWITZ (IL 6209701)
Latham & Watkins LLP
Attorneys for Defendant
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
(312) 777-7016 (telephone)
(312) 993-9767 (facsimile)
sean.berkowitz@lw.com

38

IN THE UNITED STATES DISTRICT COURT
FOR THE MIDDLE DISTRICT OF PENNSYLVANIA

)
FEDERAL TRADE COMMISSION,	)
)
Plaintiff,	)
	)	Civil Action No.
v.	)
)
THE WESTERN UNION COMPANY,	)
a corporation, also doing business as	)
Western Union Financial Services, Inc.,	)
and through other subsidiaries and affiliates,	)
)
Defendant.	)
)

COMPLAINT FOR PERMANENT INJUNCTIVE
AND OTHER EQUITABLE RELIEF

Plaintiff, the Federal Trade Commission (“FTC”), for its complaint alleges:

1. The FTC brings this action under Section 13(b) of the Federal Trade Commission Act (“FTC Act”), 15 U.S.C. § 53(b), and the Telemarketing and Consumer Fraud and Abuse Prevention Act (“Telemarketing Act”), 15 U.S.C. §§ 6101-6108, to obtain permanent injunctive relief, rescission or reformation of contracts, restitution, the refund of monies paid, disgorgement of ill-gotten monies, and other equitable relief for Defendant’s acts or practices in violation of Section 5(a) of the FTC Act, 15 U.S.C. § 45(a), and in violation of the FTC’s Trade Regulation Rule entitled “Telemarketing Sales Rule” (“TSR”), 16 C.F.R. Part 310, in connection with Defendant’s failure to take timely, appropriate, and effective measures to mitigate fraud in the processing of money transfers sent by consumers.

JURISDICTION AND VENUE

2. This Court has subject matter jurisdiction pursuant to 28 U.S.C. §§ 1331, 1337(a), and 1345, and 15 U.S.C. §§ 45(a), 53(b), 6102(c), and 6105(b).

3. Venue is proper in this district under 28 U.S.C. § 1391(b)(2), and (c)(2), and 15 U.S.C. § 53(b).

PLAINTIFF

4. The FTC is an independent agency of the United States Government created by statute. 15 U.S.C. §§ 41-58. The FTC enforces Section 5(a) of the FTC Act, 15 U.S.C. § 45(a), which prohibits unfair or deceptive acts or practices in or affecting commerce. The FTC also enforces the Telemarketing Act, 15 U.S.C. §§ 6101-6108. Pursuant to the Telemarketing Act, the FTC promulgated and enforces the TSR, 16 C.F.R. Part 310, which prohibits deceptive and abusive telemarketing acts or practices.

5. The FTC is authorized to initiate federal district court proceedings, by its own attorneys, to enjoin violations of the FTC Act and the TSR, and to secure such equitable relief as may be appropriate in each case, including rescission or reformation of contracts, restitution, the refund of monies paid, and the disgorgement of ill-gotten monies. 15 U.S.C. §§ 53(b), 56(a)(2)(A)-(B), 6102(c), and 6105(b).

DEFENDANT

6. Defendant The Western Union Company (“Western Union”), also doing business as Western Union Financial Services, Inc., and through other subsidiaries and affiliates, is a Delaware corporation with its principal place of business at 12500 East Belford Avenue, Englewood, Colorado 80112. Western Union transacts or has transacted business in this district, as well as throughout the United States and the world.

7. Western Union operates, and enters into contracts for the provision of, money transfer services worldwide, through numerous subsidiaries and affiliates, including, but not limited to, Western Union Financial Services, Inc., Western Union Payment Services Ireland Limited (“WUPSIL”), Western Union Payment Services Network EU/EEA Limited, Western Union Financial Services (Canada) Inc., Western Union Network Ireland Ltd., Western Union Network Canada Company, Western Union Network France SAS, Western Union Network Belgium Sprl., Western Union Payment Services UK Ltd., Western Union International Bank GmbH, American Rapid Corporation, Grupo Dinamico Empresarial, S.A. de C.V., Servicio Integral de Envios, S.A. de C.V., and Operaciones Internacionales OV, S.A. DE C.V.

COMMERCE

8. At all times material to this Complaint, Defendant has maintained a substantial course of trade in or affecting commerce, as “commerce” is defined in Section 4 of the FTC Act, 15 U.S.C. § 44.

BACKGROUND

9. For many years, Western Union’s money transfer system has been used by fraudsters around the world to obtain money from their victims. Discrete subsets of Western Union agents in various countries have largely been responsible for processing the payments, and many Western Union agents have played active and important roles in facilitating those frauds. As described more fully below, although Western Union has long been aware and has received many warnings that its system is being used for frauds, for many years it has failed to implement adequate and effective policies and procedures to detect and prevent fraud and to take prompt action to effectively address problematic agent locations. In some instances, Western Union’s agent locations have been, or likely been, complicit in the frauds, and have engaged in suspicious activities indicative of complicity in paying out fraud-induced money transfers. In other cases, Western Union’s agent locations have facilitated the scams by paying out fraud-induced money transfers in violation of Western Union’s anti-fraud and/or Anti-Money Laundering (“AML”) policies and procedures that impact consumer fraud. Western Union has known about the problem and has identified many of the agents providing substantial assistance or support to the frauds. Although as a result of the FTC’s investigation, Western Union has improved aspects of its anti-fraud program since 2012, Western Union still has failed in many cases to promptly suspend and terminate agent locations facilitating fraud. Instead, Western Union has continued to profit from the activities of these agents.

Western Union’s Money Transfer System

10. Western Union offers money transfer services to consumers worldwide through a network of approximately 515,000 agent locations in more than 200 countries and territories. Western Union is the largest money transfer company in the United States and worldwide. More than 50,000 of its 515,000 agent locations are in the United States. In addition to offering money transfer services under the Western Union brand, Western Union owns and operates Orlanda Valuta (“OV”), which provides money transfer services primarily to Mexico, and Vigo, which provides money transfer services primarily to Latin America and the Caribbean. Consumers in the United States can send money transfers through OV and Vigo from thousands of Western Union agent locations. According to Western Union, “[e]very day, millions of consumers rely on Western Union Money Transfer® service to send money to loved ones near and far.”

11. Consumers wishing to send funds using Western Union’s money transfer system may initiate a transaction in person, online, or over the telephone. Western Union claims that its locations are “around every corner” with “knowledgeable agents,” and that its money transfer services are “fast, convenient, and safe.” Although the amount that may be sent online or over the telephone is sometimes restricted, there typically are no restrictions on the amount of money that a consumer can send in person from agent locations. Certain countries, however, limit the amount of money that can be picked up from agent locations. For in-person money transfers, consumers must pay with cash or a bank-issued debit card. For online or telephone transfers, consumers typically must pay with a credit or debit card. Over 90% of money transfers sent through Western Union are initiated in person at Western Union’s agent locations.

12. When initiating a money transfer at one of Western Union’s agent locations, the sender must complete a “send form,” which typically requires the sender’s name, address and telephone number, and the name of the recipient and the city, state/province, and country to which the money transfer is being sent. Consumers initiating money transfers at Western Union’s agent locations may select from Western Union’s “Money in Minutes” or “Next Day” services, where available. For money transfers above a certain amount, such as $1,000, the sender must present identification (“ID”) and the agent locations must record in Western Union’s system the sender’s ID information. Over time, in some countries, Western Union has lowered the amount that triggers the ID requirement.

13. In order to send a money transfer, consumers must pay a fee to Western Union. This fee varies depending upon the method of the money transfer, the destination, the amount, the method of payment, and how quickly the money transfer is to be completed. The money transfer fee for Western Union’s “Money in Minutes” service is higher than its “Next Day” service. According to Western Union’s website, to send a $1,000 “Money in Minutes” money transfer from the United States to the United Kingdom (“UK”), consumers must pay an $81 transfer fee if paying by credit or debit card, or $58 if paying in cash. For international money transfers, in addition to charging consumers a money transfer fee, Western Union also makes money from the foreign currency exchange. Upon initiating a money transfer, consumers are provided with a unique tracking number called a Money Transfer Control Number (“MTCN”).

14. Prior to paying out funds at its agent locations, Western Union’s practice is generally to require the recipient to provide the MTCN, to complete a “receive form” with the recipient’s name, address and telephone number, and to present ID. For many years, for money transfers of less than $1,000, even though recipients may have been required to present ID, Western Union agent locations worldwide have not been required to record in Western Union’s system the recipient’s ID information. When the recipient does not have an ID and the money transfer is less than $1,000, the sender sometimes has the option of using a “Test Question and Answer.” According to Western Union, this option “is designed for emergency situations where the receiver doesn’t have proper identification” because his or her wallet was stolen.

15. Regardless of the method used to initiate the money transfer, all Western Union money transfers flow through the same global money transfer system controlled by Western Union. This system coordinates and makes funds available to complete the transactions. Agents must have active accounts with Western Union to send and receive money transfers using Western Union’s money transfer system.

16. Once Western Union’s agent locations have paid out the funds, Western Union’s policy typically is that the sender cannot obtain a refund from Western Union of either the amount transferred or the money transfer fee, even if the sender was a victim of fraud or the money transfer was paid out to someone other than the intended recipient. The policy even applies if the Western Union agent location was complicit in the fraud, engaged in suspicious activity, or failed to follow Western Union’s policies and procedures when processing the money transfer (e.g., by failing to record the recipient’s ID or other required information).

Use of Western Union’s Money Transfer
System to Facilitate Fraud and Harm Consumers

17. Over the years, money transfers have increasingly become the payment method of choice for scams that prey on consumers around the world. Fraudulent telemarketers and con artists prefer to use money transfers to facilitate their scams because, among other reasons, they can pick up money transferred within minutes at multiple locations and, oftentimes, the perpetrators are afforded anonymity because the payments are untraceable. For example, money transfers can be picked up at any location within a particular state or country; some money transfers can be picked up without presenting or having to record an ID; fake names, addresses, and IDs sometimes can be used; and Western Union’s own agent locations sometimes fail to follow the company’s policies and procedures in paying out money transfers, and in other instances, are complicit in the frauds. Therefore, it is often difficult for consumers and law enforcement to identify and locate the recipients of fraud-induced money transfers.

18. Western Union maintains a database of complaints it receives about fraud-induced money transfers. Based on information in that database, between January 1, 2004 and August 29, 2015, Western Union received at least 550,928 complaints about fraud-induced money transfers, totaling at least $632,721,044. Over 80% of the complaints in the database were from U.S. consumers. The average individual consumer fraud loss reflected in that database was approximately $1,148. That is more than three times the amount of Western Union’s average money transfer for the years 2010 through 2014—approximately $346—and more than seven times the amount of Western Union’s median money transfer for the same period—approximately $162.

19. As explained more fully below, the complaints in Western Union’s database represent only a small percentage of the actual fraud perpetrated through Western Union’s money transfer system because most victimized consumers do not complain directly to Western Union. In addition, Western Union also does not include information in its database about all of the complaints it receives. Therefore, since at least January 1, 2004, it is likely that Western Union’s money transfer system has been used to send billions of dollars in fraud-induced payments to telemarketers and con artists worldwide.

Western Union’s Contractual Authority
to Oversee and Take Action Against its Agents

20. Western Union requires that its agents, which are also referred to as authorized delegates or representatives, sign written agreements in order to offer and provide payment services through Western Union’s money transfer system. The initial terms of the written agreements typically are five years, after which they are renewable for additional periods of time. Western Union pays its agents in the United States an agreed-upon commission, performance bonus, and volume bonus for offering and processing money transfer services on Western Union’s behalf, while it pays its international agents an agreed-upon base compensation for the consumer fee received, and a percentage of the foreign exchange profits, on each transaction.

21. Western Union’s written agreements with its agents typically require the agents to comply with all applicable laws, including laws for detecting and preventing money laundering. These agreements also provide that Western Union has the right to immediately suspend or terminate its agents, including any agent location. Western Union’s agents are required to keep records for all transactions, provide them to Western Union upon request, and cooperate with any audit or review by Western Union. The agreements also provide Western Union with the right to inspect and audit its agents’ books and records to monitor the agents’ compliance with the agreement, applicable law, and Western Union’s policies.

22. Western Union’s agents, which are also sometimes referred to as “network agents,” “master agents,” or “super-agents,” in many instances provide Western Union’s money transfer services through their own networks or locations, or, in countries outside of the United States and Canada, also through sub-representatives, which Western Union commonly refers to as “subagents” (hereinafter collectively referred to as “agents” or “subagents”). Western Union typically is not involved in enrolling its agents’ subagents and does not have a direct contractual relationship with them. Western Union’s agreements with its agents, however, provide it with the authority to suspend and terminate its agents’ subagents, as well as any location at which its money transfer services are offered.

Western Union’s Programs, Policies, and Procedures

23. Western Union has two primary programs relating to the detection and prevention of consumer fraud and the installation and oversight of agents: its anti-fraud program, which sometimes is referred to as its consumer protection program, and its AML program. As implemented by Western Union, for many years these interrelated programs failed to adequately and effectively detect and prevent consumer frauds employing Western Union’s money transfer system. Western Union’s design and implementation of these programs for addressing fraud, as well as its oversight of its global money transfer system, occur primarily within the United States.

24. For many years, Western Union has failed to implement a comprehensive and effective anti-fraud program. In or around April 2003, after Western Union became aware that some of its agents had been suspected of being involved in paying out fraud-induced money transfers to telemarketers, Western Union’s Security Department developed a Standard Operating Procedure (“SOP”) for reviewing and suspending agents for consumer fraud. The SOP outlines a process and guidelines for identifying agents for review and suspension based on consumer fraud complaints, as well as a process for reinstating or terminating agents. The SOP was revised at various times, most recently in or around September 2010. Beginning in or around January 2006, the SOP included procedures that applied to agents outside of the United States and Canada. However, to the extent that Western Union suspended and/or terminated agents pursuant to the SOP, for many years the suspensions and/or terminations were typically limited to agents in the United States and Canada.

25. In a written report in January 2011, Western Union represented it was making “enhancements” to its consumer protection program that were to include improvements to the company’s program for conducting due diligence and training of its agents, monitoring agent activity, and taking disciplinary action, including suspension and termination, against agents. Subsequently, in a written report about its anti-fraud program dated September 14, 2012, Western Union claimed it had implemented “a comprehensive anti-fraud program” that included agent training, agent monitoring, and “[p]rompt action, including suspensions and terminations, against Agents when the Company identifies fraudulent activity.” Western Union recognized in this report that its “first line of defense against fraud is to engage Agents who will fully comply with the Anti-Fraud program and policies and procedures.”

26. As a result of the FTC’s investigation, Western Union has made progress since 2012 in identifying and blocking potentially fraudulent transactions and in otherwise protecting consumers from fraud. Despite that, Western Union continued to fail, in certain cases, to promptly suspend and terminate certain high-fraud agent locations, including locations that appeared to be complicit in paying out fraud-induced money transfers or repeatedly failed to comply with Western Union’s anti-fraud and AML programs, policies, and procedures.

27. In addition to its anti-fraud program, Western Union is required by the Bank Secrecy Act (“BSA”) to have an effective AML program to guard against money laundering, including, but not limited to, guarding against the flow of illicit funds, such as funds derived from fraud. As part of its AML program, Western Union has developed Know Your Agent guidelines and policies, and policies and procedures for monitoring transaction, customer, and agent activity for risks, including suspicious activity and agent complicity. Western Union’s AML program relies heavily upon its agents to have their own AML programs. In many cases, Western Union or its agents have failed to implement effective AML policies and procedures pertaining to consumer fraud, thereby making Western Union’s money transfer system more vulnerable to consumer fraud.

28. As described below, Western Union has failed to: promptly investigate, suspend, and terminate potentially complicit agents and subagents, or agents and subagents that have failed to comply with Western Union’s anti-fraud and/or AML policies and procedures that impact consumer fraud; conduct adequate due diligence on prospective and existing agents and subagents; effectively train, monitor, and review agents, subagents, and front line associates, who are responsible at the point of sale for processing money transfers at Western Union’s agent locations (“FLAs”), with respect to consumer fraud; adequately collect, record, and report consumer fraud involving its money transfer system; and adopt other reasonable measures to prevent fraud-induced money transfers. In some cases Western Union has failed to adopt adequate and effective policies and procedures to detect and prevent fraud-induced money transfers, while in other cases it has failed to adhere to its own anti-fraud and AML programs, policies, and procedures.

WESTERN UNION’S MONEY TRANSFER
SYSTEM HAS REGULARLY BEEN USED FOR FRAUD

29. Perpetrators of many different types of mass marketing and imposter scams have relied on money transfer systems, including Western Union’s system, as a means of fraudulently obtaining money from consumers around the world. All of these scams operate deceptively in violation of Section 5 of the FTC Act, and many of the scams also involve fraudulent telemarketing in violation of the TSR.

30. In these scams, consumers often are instructed over the telephone or by email to send money transfers through Western Union’s money transfer system. The telemarketers and con artists use false or misleading statements to induce consumers either to pay for purported goods or services, or to make payments as a 15 result of purported circumstances, such as emergencies, that do not exist. Consumers’ fraud-induced payments through Western Union’s system often exceed $1,000 per transaction. The types of scams referenced in Western Union’s own complaint database include, but are not limited to:

a. Online or Internet purchases (see FTC Consumer Alert on Online purchases, available at http://www.ftc.gov/news-events/press-releases/2006/07/ftc-advises-consumers-not-use-wire-transfers-online-purchases): According to Western Union’s complaint database, between January 1, 2004 and August 29, 2015, the company received at least 146,909 complaints about this type of scam totaling at least $187,877,003 in losses;

b. Lottery or prize scams (see http://www.consumer.ftc.gov/articles/0086-international-lottery-scams): According to Western Union’s complaint database, between January 1, 2004 and August 29, 2015, the company received at least 75,543 complaints about this type of scam totaling at least $86,138,055 in losses;

c. Emergency scams, including grandparent scams (see http://www.consumer.ftc.gov/articles/0204-family-emergency-scams): According to Western Union’s complaint database, between January 1, 2004 and August 29, 2015, the company received at least 41,897 complaints about this type of scam totaling at least $73,807,353 in losses;

d. Advance-fee loan scams (see http://www.consumer.ftc.gov/articles/0078-advance-fee-loans): According to Western Union’s complaint database, between January 1, 2004 and August 29, 2015, the company received at least 71,296 complaints about this type of scam totaling at least $43,617,107 in losses; and

e. Online dating or romance scams (see http://www.ftc.gov/news-events/press-releases/2010/11/ftc-warns-consumers-about-online-dating-scams): According to Western Union’s complaint database, between January 1, 2004 and August 29, 2015, the company received at least 44,588 complaints about this type of scam totaling at least $40,980,482 in losses.

31. When consumers send the money transfers from one of Western Union’s agent locations, the perpetrators of the scams described above, or those acting on their behalf, frequently collect the funds from one of Western Union’s corrupt or complicit agent locations or from agent locations that violate Western Union’s anti-fraud and/or AML policies and procedures, such as by failing to properly collect and record all of recipients’ IDs or biological information, or by recording obviously false information.

A DISCRETE SUBSET OF WESTERN UNION
AGENTS WORLDWIDE HAS PAID OUT THE
MAJORITY OF FRAUD-INDUCED MONEY TRANSFERS

32. Western Union’s records show that the majority of fraud-induced money transfers have been paid out by a discrete, and easily identifiable, subset of Western Union’s agents and subagents in various countries around the world. The vast majority of Western Union agent locations worldwide do not pay out transactions associated with a single fraud complaint to Western Union. In fact, only a small and discrete subset of agents and subagents worldwide pay out money transfers relating to any fraud complaints. An even more easily identifiable and distinct subset of agents and subagents have been the subject of five or more fraud complaints in a given year, but this group of Western Union agents has been responsible for paying out most of the reported fraud losses. For example:

a. In 2012, 137 agent locations in Mexico (out of an average of 17,710 locations operating in that country each month of the year) had five or more fraud complaints, and these 137 agents were responsible for paying out approximately $3.2 million, amounting to over 80% of the total reported fraud for Mexico that year. Similarly, in 2013, 140 agent locations in Mexico (out of an average of 9,002 locations) paid out approximately $2.1 million, amounting to over 75% of the total reported fraud in Mexico, and in 2014, 108 agent locations (out of an average of 8,345 locations) paid out approximately $1.5 million, amounting to over 76% of the total reported fraud.

b. In 2012, 188 agent locations in Nigeria (out of an average of 5,036 locations in that country) had five or more fraud complaints, and these 188 agents paid out approximately $1.9 million, amounting to over 77% of the total reported fraud for Nigeria that year. In 2013, 235 agent locations in Nigeria (out of an average of 5,034 locations) paid out approximately $1.5 million, amounting to over 71% of the total reported fraud in Nigeria, and in 2014, 269 agent locations (out of an average of 5,208 locations) paid out approximately $2.6 million, amounting to over 84% of the total reported fraud.

33. Western Union’s internal reports and memoranda show that the company was aware that discrete and easily identifiable subsets of agents and subagents in various locations were responsible for paying out the majority of fraud-induced money transfers. For example, a Financial Intelligence Report titled “G.A.P. – United Kingdom” stated that a review of fraud complaints in late 2009 revealed that one network of agents “accounted for more consumer Fraud Complaints than any other Agent Network in the United Kingdom” and that an analysis of data in the first quarter of 2010 for nineteen agents demonstrated “indicators of Agent complicity.” A January 19, 2012 memorandum regarding “GMI Fraud Monitoring and Intelligence” stated that in Spain “when looking at a list of 30 Agents that were investigated in 2010 it was determined that the amount of potential fraud identified by GMI surpassed the total number of formal fraud complaints and amounts for the entire country in 2010, demonstrating the true levels of fraud related risk present in Spain.” (Emphasis in original.) In March 2012, a senior compliance analyst found that from December 1, 2011 to February 24, 2012, “nearly 85% of all emergency fund fraud complaints filed with Western Union” involved money transfers paid out by one master agent in Mexico, Elektra, through 94 of its locations.

MANY WESTERN UNION AGENTS HAVE BEEN
ACTIVE OR COMPLICIT IN THE UNDERLYING SCAMS

34. Many Western Union agent locations that have received fraud-induced money transfers from consumers and paid out such transfers to the fraudulent telemarketers and con artists have been complicit in the underlying scams. In some cases, the sellers, telemarketers, or imposters who have operated the scams have been Western Union’s own agents or subagents.

35. At least 146 of Western Union’s agents and subagents around the world, as well as at least two FLAs, have been charged with acting collusively in the frauds employing Western Union’s money transfer system. Of the 146 agents, 39 agents in the United States and Canada have been charged in the United States with defrauding consumers through various mass marketing and/or telemarketing schemes including fraudulent sweepstakes, advance fee loans, business opportunities (including secret shopper or work-at-home scams), emergency or person-in-need schemes, and/or Internet purchase offers. The charges against these 39 agents have included conspiracy to commit mail fraud, wire fraud and/or money laundering, and most of the agents have already pleaded guilty or been convicted of the charges. These 39 agents paid out over $5.2 million in money transfers that were reported to Western Union as having been induced by fraud. As explained below, however, actual consumer losses far exceed the reported losses. These matters include:

Case	Western Union Agents
United States v. Agbasi, et al., No. 07-CR-504 (M.D. Pa.)	Stanley Akubueze and Christopher Ozurus (d/b/a Afro Spot Restaurant) Philip Utomi (d/b/a Swift Cash Centre)
United States v. Bellini, et al., No. 07-CR-1402 (C.D. Cal.)	Vijayakumar Ramakrishnan (d/b/a Cafe Chambly) John Felix Alexander (d/b/a Imudia Int)
United States v. Ayodele, et al., No. 10-CR-058 (M.D. Pa.)	Soji Ayodele (d/b/a Total Communications Centre) Mohsen Golab (d/b/a Golden Century) Christian Kevin (d/b/a C K Business Service)
United States v. Akinola, et al., No. 10-CR-300 (S.D. Tex.)	Jonathan Akinola (d/b/a Postal & Wireless Outlet)
United States v. Groysman, No. 10-CR-326 (M.D. Pa.)	Bella Groysman (d/b/a Professional Medical Supplies)

United States v. Dobrovinsky-Kaz, No. 10-CR-327 (M.D. Pa.)	Tatyana Dobrovinsky-Kaz (d/b/a Professional Medical Supplies)
United States v. Abbey, No. 10-CR-344 (M.D. Pa.)	Festus G. Abbey (d/b/a Abbey’s One Stop and Abbey Multi Service)
United States v. Nwuda, No. 10-CR-508 (C.D. Cal.)	Nmandi Nick Nwuda (d/b/a CKane Check Cashing & Postal)
United States v. Idemudia, No. 11-CR-001 (M.D. Pa.)	Eugene Idemudia (d/b/a IV Beauty Supply and RM & E)
United States v. Agho, et al., No. 11-CR-113 (M.D. Pa.)	Betty Agho (d/b/a Star Multiservice)
Itohan Agho-Allen (d/b/a Miracle Multi Link)
Prince Edosa (d/b/a Gosa Multi Services and A & M Communications)
Kennedy Onaiwu (d/b/a Kenizo Enterprise)
Ikejiani Okoloubu (d/b/a First Cone and Depanneur Ice)
Susan Osagiede (d/b/a A & M Communications)
Elvis Uadiele (d/b/a Diale Investment)
Nekpen Omorodion (d/b/a Global Multiservices)
United States v. Adigun, et al., No. 11-CR-151 (M.D. Pa.)	Olufemi Adigun (d/b/a FAB)
United States v. Louissaint, No. 11-CR-201 (M.D. Pa.)	Emmanuel Louissaint (d/b/a Hudson Food Market II)
United States v. Brown, No. 12-CR-001 (M.D. Pa.)	Blessing Brown (d/b/a O & B Enterprise Inc)
United States v. Mayele, No. 12-CR-210 (C.D. Cal.)	Prince Martin Mayele (d/b/a Du Monde Digital Trades)
United States v. Mgbolu, et al., No. 12-CR-232 (M.D. Pa.)	Alex Mgbolu (d/b/a FA CAM Assoc. & Financial Corp) Chima Nneji (d/b/a Advanced Computer Service and Hallmark Business Services) William Nneji (d/b/a Hallmark Business Services)

United States v. Idisi-Arah, et al., No. 12-CR-311 (M.D. Pa.)	Lucas Obi (d/b/a Canada Cash Express)
United States v. Anyika, et al., No. 14-CR-006 (M.D. Pa.)	Ejike Egwuekwe (d/b/a Merrick Multiple Services and Lincoln One Stop Place)
Franklyn Idehen (d/b/a Treasure Links and Cherrish Communication Center)
Nnamdi Ihezuo (d/b/a Net Global & Multi Services)
Cyprian Osita Ngbadi (d/b/a Rockaway Business Center)
State of Texas v. Mbaka, No. 09-DCR-52310A (Tex. Dist. Ct. Ft. Bend County)	Boniface Ifeanyi Mbaka (d/b/a BIM Services)

36. Criminal law enforcers in other countries also have taken action against at least an additional 107 Western Union agents and two FLAs, including in the following instances:

a. Sentencing in the UK (in or around November 2012) of an individual, Peter Oyewor, who operated at least two Western Union agent locations (d/b/a Benson Logistics and Abmec Logistic) and was found guilty of money laundering over £1.34 million in proceeds from consumer frauds;

b. Arrests made by the Nigerian Special Fraud Unit (in or around June 2013) of two FLAs at a Western Union location (Skye Bank PLC) for aiding Internet fraudsters; and

c. Arrests made by the Spanish police (in or around July 2014) of 105 Western Union agents in Spain, who were involved in a massive international scam involving Nigerian frauds that primarily targeted U.S., Canadian, and German consumers, and caused at least €11.5 million (approximately $15.5 million) in consumer injury.

WESTERN UNION HAS BEEN AWARE THAT ITS SYSTEM
HAS BEEN USED FOR FRAUD-INDUCED MONEY TRANSFERS

37. Since at least January 2004, Western Union has been aware that its system has regularly been used for fraud and that it has an identifiable subset of agents and subagents with high levels of fraud complaints. It also has been aware that many of its agent locations with high-fraud payouts have: (1) violated Western Union’s anti-fraud and/or AML policies and procedures; (2) engaged in suspicious activities; and/or (3) been complicit, or likely complicit, in the frauds. Western Union’s awareness of the consumer fraud problem is demonstrated by, among other things, the hundreds of thousands of complaints it has received from consumers, its own internal records and reports, and years of warnings from government agencies throughout the world.

Defrauded Consumers Have Regularly Complained to Western Union

38. When consumers realize that they have been defrauded, they sometimes contact Western Union to report the fraud, often using a toll-free number made available by Western Union to consumers in certain countries, including the United States. In some cases, consumers also have filed lawsuits against Western Union due to the company’s role in processing the fraud-induced money transfers. In addition, as described above, between approximately January 1, 2004 and August 29, 2015, Western Union’s database shows at least 550,928 complaints it received about at least $632,721,044 in fraud-induced money transfers. Western Union also has other records reflecting additional complaints it received, which were not recorded in the database, including a spreadsheet of at least 8,497 complaints Western Union received in 2005 regarding fraud-induced money transfers, which totaled at least $14,478,365.

39. The complaints reported to Western Union, however, represent only a fraction of the consumer frauds employing Western Union’s money transfer system for at least three reasons:

a. For years, Western Union has failed to provide victims in many countries worldwide with access to a fraud hotline, or a toll-free telephone number for victims to call to report fraud, which is the most convenient mechanism for many victims to promptly report fraud;

b. The majority of consumer victims do not complain directly to Western Union. Western Union’s own internal reports recognize that only a small percentage of consumers complain about fraud and that the volume of fraud-induced money transfers is much higher than that reported to the company. For example, Western Union has recognized in several reports that the actual amount of fraud-induced money transfers associated with agent locations was in some cases over five times higher than the reported complaint figures; and

c. As further explained below, Western Union’s database of fraud complaints is incomplete because Western Union has failed to log in its database all of the complaints and reports about fraud it has received, as well as all of the fraud-induced money transfers related to the complaints.

Western Union’s Internal Reports and Records Demonstrate Awareness of Consumer Fraud by Agents in Various Countries Worldwide

40. Since at least 2005, Western Union has conducted reviews and investigations, and generated indices and reports, related to consumer fraud involving its money transfer system. Information contained in Western Union’s internal reports, communications, and other records demonstrates that the company has been aware of high levels of consumer fraud involving particular countries and agents, including network agents Western Union itself owns. These records demonstrate serious problems and suspicious activities by particular Western Union agents and subagents, including, but not limited to: (a) high numbers and patterns of complaints; (b) spikes in the number of money transfers received; (c) money transfer amounts that far exceed the average transfer amount; (d) data integrity issues (issues relating to the recording of ID numbers, dates of birth, or other information about recipients); (e) payouts within minutes after the money transfers were sent; (f) flipping (shortly after receiving funds, a large portion of the money is sent to another recipient); (g) surfing (suspicious look-ups of money transfers in Western Union’s system by FLAs); and (h) substantial sends to high-risk countries known for fraud.

41. According to information contained in Western Union’s complaint database, the United States has been the top country for fraud payouts since at least 2004 and has generated over three times the number of complaints as the next highest country. In fact, over $128.2 million in reported fraud has been paid out in the United States since 2010, and Western Union has received more than 34,000 fraud complaints about transactions totaling over $21.2 million since 2014. Certain agent locations in the United States have operated for years despite high levels of fraud. For example, between July 2008 and March 2015, one agent location in Washington, D.C. generated at least 116 fraud complaints totaling $187,356. Even though reviews of the agent in June 2014 and February 2015 identified confirmed and potential fraud amounting to 84% and 55% of the money transfers paid at that location, the agent was not terminated until August 2015, after it failed an undercover test visit by a compliance officer tasked with assessing the agent’s AML compliance. Another agent location in Detroit, Michigan, paid out at least 194 money transfers totaling $379,031 in reported fraud since 2004. Although this agent has received Western Union’s fraud prevention training multiple times, it has continued to receive fraud complaints.

42. Over the years, many other countries in addition to the United States have emerged as high-risk countries for fraud as international scams have become more pervasive. For example, from 2006 to 2012, the UK was the second highest-payout country for fraud-induced money transfers behind the United States. During that time, Western Union’s UK agents paid out over $82.4 million in reported fraud, and internal reports and records demonstrate that Western Union was aware of problems with particular agents in the UK. From January 1, 2004 to August 29, 2015, 172 UK agents paid out over $44.3 million in reported fraud. A subset of only 34 of these agents was responsible for paying out nearly half of the reported fraud (at least $21.2 million), most of which came from U.S. victims. The actual fraud paid out by these agents was likely much higher. Total payouts by these agents during the period they were receiving fraud complaints amounted to $389 million, with $154 million of that coming from U.S. senders. Notably, these agents also sent $104.6 million to Nigeria and $76.6 million to Romania, both of which are high-risk countries for fraud, as acknowledged by Western Union itself. One agent alone, News Mark, was the top fraud agent in the UK and worldwide. Between January 1, 2006 and January 14, 2013, Western Union received at least 1,421 fraud complaints about News Mark totaling at least $2,150,892, of which over 84%, or $1,815,582, involved U.S. victims. Although Western Union identified News Mark as a high-fraud agent in the company’s 60-day reports at least 45 times between 2005 and 2010, and reviewed it for fraud and other suspicious activities at least fifteen times between 2009 and 2012, Western Union suspended and reactivated News Mark at least three different times before finally terminating it in 2014.

43. By 2007, Western Union was aware that Jamaica had become a hotbed for fraud. In that year alone, Western Union received at least 3,065 complaints from U.S. consumers about money transfers totaling $1,878,435 to Jamaica. Over the years, the top four fraud payout agents in Jamaica have processed well over $1 million each in reported fraud, for a combined total of at least $5,210,644. According to internal Western Union reports, those agents also have engaged in other highly suspicious activities, such as surfing. One of those agents, for example, surfed at least 985 transactions in a single month in 2010. Even though all four of these agents have continued to receive many fraud complaints for years, including hundreds in 2015, they continue to operate. In fact, Western Union has only terminated one agent in Jamaica for consumer fraud. That termination occurred on July 3, 2015, and the terminated agent had a much smaller number of fraud complaints than others that Western Union has not terminated.

44. In 2008, according to Western Union’s records, Mexico was one of the top five countries worldwide for fraud payouts, with 1,393 complaints totaling over $1.8 million. In 2009, Mexico was Western Union’s sixth highest payout destination, with 1,626 complaints totaling over $2.1 million. Since 2011, it has consistently been in the top three destination countries for reported fraud payouts from U.S. consumers, and the top payout destination for fraud related to emergency scams. In 2011, Western Union received at least 2,824 emergency scam complaints on transfers paid out in Mexico. The total amount paid out on these transfers was $6,908,666, and the average payout was $2,446. Of those victims who reported their date of birth, nearly 70% were 65 years or older at the time they sent their money transfers. Although Western Union has at least three master agents in Mexico, internal reports and records show that one master agent, Elektra, has been responsible for paying out most of the emergency scam complaints. Of the reported emergency scam transfers paid out in Mexico between 2011 and 2014, Elektra agents were responsible for payouts relating to at least 7,107 complaints totaling $12,494,602, or 88% of the total reported losses. During that same period, nineteen Elektra agents paid out $6,425,782 in reported emergency fraud, including one agent discussed further below that alone paid out over $1.4 million in reported fraud. Nevertheless, and despite repeated reviews and investigations of agent locations in Mexico, as of October 2015, Western Union had rarely, if ever, terminated agent locations in Mexico for consumer fraud, even in instances where particular agent locations repeatedly appeared on fraud reports, or had confirmed and potential fraud amounting to more than 25%, or even 50%, of their payouts.

45. By 2010, internal reports and records show that Western Union was aware of a substantial increase in fraud complaints involving money transfers sent to Spain, and that particular agents there had very high levels of fraud and questionable activity. From 2009 to 2010, the number of complaints paid out in Spain increased from 583 to 2,195, and the reported fraud amount rose from over $1.1 million to over $5.3 million. Indeed, from 2010 to 2012, Spain was the third highest payout country by amount for complained-of transfers, trailing only the United States and the UK. During that time, Western Union received at least 8,086 complaints about transfers paid out in Spain, totaling over $17 million. From 2007 to 2012, a subset of 61 agents in Spain paid out over $11.9 million in reported fraud. Western Union’s internal reports and records document numerous instances of suspicious activity by these agents, including flipping and sending money transfers to high-risk countries. The reported fraud paid out by agents in Spain, moreover, likely grossly understates the actual fraud. For example, 20 agents in Spain that were responsible for over $5.7 million in reported fraud received more than $51.6 million during the period those agents were receiving fraud complaints, of which over $22.7 million came from U.S. consumers. During that time, those 20 agents were responsible for sending over $8.8 million to Nigeria, over $3.7 million to Canada, over $1.7 million to Romania, and over $800,000 to Ghana, which are all high-risk fraud countries. Although Western Union was aware of problematic agent locations in Spain, it failed to promptly suspend and terminate those agent locations.

46. Prior to 2011, Western Union received a small number of complaints each year involving its Peruvian agents. For example, in 2010, Western Union recorded only 71 fraud reports against agents in Peru totaling $38,492. In 2011, however, there was a dramatic spike in complaints about money transfers paid out in Peru, especially about emergency scams, with Western Union receiving at least 692 complaints totaling $2,218,761. The average transfer amount in the complained-of transactions jumped from $542 to $3,206. In 2012, the numbers increased to 1,003 fraud complaints totaling $1,944,730. Over 96% of the complained-of transfers paid out in Peru in 2011 and 2012 originated from the United States. Between 2011 and 2012, thirteen Peruvian agents paid out $3,603,539 in reported fraud, and together were responsible for nearly 87% of the total reported fraud payouts in Peru for those years. Internal reports and records show that Western Union was aware of the dramatic increase in complaints, as well as particular Peruvian agent locations that were responsible for paying out most of the reported fraud. Despite its awareness, Western Union failed to terminate problematic agent locations until after law enforcement began to inquire and raise concerns about the fraud, and even then, one agent location terminated for consumer fraud was reactivated under a different agent ID. In recent years, Western Union has continued to receive complaints from U.S. consumers concerning high-dollar emergency scam-related money transfers paid out at agent locations in Peru.

47. For many years, Nigerian scammers have been at the center of many international frauds. Although Western Union’s agent locations in Nigeria are in banks, those bank locations, too, have paid out large numbers of fraud-induced money transfers and engaged in other suspicious activities. According to Western Union’s records, Nigeria has been the fourth highest payout destination for fraud complaints received by Western Union since 2006. Since then, Western Union has received complaints about at least 48,047 money transfers paid out in Nigeria, totaling over $38.2 million. Approximately 86.7% of the complained-of transfers originated from the United States. During this period, a subset of 68 Western Union agent locations in Nigeria was responsible for at least 17,743 complaints totaling over $16.6 million in reported fraud. Based on the complaints, reported fraud is typically paid out at various locations of two large banks in Nigeria. Overall, one of those banks has at least 15,184 complaints totaling $11,292,195, while the other has at least 10,948 complaints totaling $8,167,769. Individual locations of the two banks also have amassed huge numbers of complaints. One location alone was responsible for at least 832 complaints totaling $1,407,252, while another was responsible for at least 1,741 complaints totaling $1,187,141. Despite repeated reviews and investigations of agent locations in Nigeria, as of October 2015, Western Union had rarely, if ever, terminated agent locations in Nigeria for consumer fraud.

48. Over the years, agent locations in many other countries have appeared on Western Union’s fraud reports, and have been reviewed by the company for fraud. Those countries include, but are not limited to, Ghana, the Philippines, Bolivia, China, Malaysia, the Dominican Republic, Greece, and Thailand. Some of those agent locations continue to operate despite having high levels of fraud, while others have been suspended or terminated, but only after having caused substantial injury to consumers over many months or, in some cases, years.

Government Agencies Worldwide Warned Western Union about Consumer Fraud Involving Its System

49. In addition to consumer complaints and Western Union’s internal reports and records, Western Union’s awareness of the consumer fraud problem with its money transfer system is further demonstrated by the fact that law enforcement agencies in the United States and throughout the world have warned the company for many years that its money transfer system was being used to perpetrate consumer frauds, and that Western Union was not adequately addressing the problem.

50. First, in or around 2002, multiple state Attorneys General issued subpoenas to Western Union in conjunction with their investigations of the use of Western Union’s money transfer system by fraudulent telemarketers. In correspondence dated October 1, 2002, the Vermont Attorney General’s Office informed Western Union about disturbing statistics regarding telemarketers in Quebec, Ontario, British Columbia, and Israel misusing Western Union’s money transfer system for frauds.

51. In or around November 2005, Western Union entered into an agreement with forty-seven states and the District of Columbia involving the use of Western Union’s money transfer system by “fraudulent telemarketers in and outside the United States” (“2005 Agreement”). The 2005 Agreement imposed a number of requirements upon Western Union, including warnings to consumers, agent training, closure of agents, development of a computerized system to identify likely fraud, and increasing anti-fraud staff. For example, the 2005 Agreement required that Western Union “terminate those of its agents, subagents or locations, as the case may be, who are complicit in fraud-induced transfers or who knowingly ignore such fraud, or, if certain employees of the agent or subagent are the complicit or knowingly ignoring parties, insist upon termination of such employees as a condition to continued agent or subagent status.” The 2005 Agreement was in effect for five years. Despite this agreement, as explained below, Western Union in many instances failed to terminate many problematic agent locations, especially in countries outside of the United States and Canada.

52. In October 2009, the FTC announced that it had reached a settlement with MoneyGram International, Inc. (“MoneyGram”), Western Union’s main competitor, relating to charges that the company had allowed its money transfer system to be used for fraud. The FTC publicly released copies of the complaint and order against MoneyGram, which required, among other things, the termination of any agent that “may be complicit in” fraud. Following the FTC’s settlement with MoneyGram, FTC staff sent a letter to Western Union in November 2009 expressing concern about the “huge volume of fraud that employs money transfer services,” like that of Western Union.

53. According to Western Union’s records, in or around September 2010, the Japan Financial Services Agency expressed concerns about Japanese consumers sending fraud-induced money transfers to the UK, and “suspicious viewing/surfing of transactions in the United Kingdom, resulting in either Paid in Error (PIE) or Non Payment Claims [complaints about money transfers being paid to the wrong person or not being paid].”

54. Since at least June 2011, the Minnesota Attorney General’s Office has been warning Western Union in correspondence directed to the attention of the President and Chief Executive Officer that “each year thousands of consumers are defrauded through use of your company’s services,” and that “[g]iven your firm’s apparently continuing inability or unwillingness to detect and prevent such wire transfer fraud, it would seem appropriate to” issue refunds to consumers. This correspondence has routinely described the consumer complaints the Minnesota Attorney General has received from fraud victims. In response, Western Union typically has refused to issue any refunds to the victims after the funds were paid out.

55. In or around October 2011, multiple state Attorneys General issued subpoenas to Western Union in connection with investigations of fraudulent telemarketers’ use of Western Union’s money transfer system. The subpoena issued by Vermont stated that it had “reason to believe that Western Union has provided substantial assistance to fraudulent telemarketers in the form of access to its money transfer system, despite knowing, or consciously avoiding knowing, of the fraud, in violation of the Vermont Consumer Fraud Act, 9 V.S.A. § 2453(a).”

56. On or about November 29, 2011, Western Union personnel met with the Korea Financial Supervisory Services to discuss the regulator’s concerns about consumer fraud involving Western Union’s money transfer system and its requirement that Western Union put together a plan to alleviate consumer fraud.

57. In February 2012, in response to a survey sent to law enforcement by Western Union, a Special Agent for the U.S. Secret Service warned Western Union of the following: that its services were “widely used by Nigerian scammers and other criminal elements overseas”; “a person in America can easily be robbed by someone in a foreign country and there is almost no possibility to recover that fraud loss”; its “services are widely used for online scams in the US”; and that Western Union “is a complete and almost total safe haven for the criminal element to freely launder illegal proceeds without detection.”

58. According to Western Union’s records, by the first quarter of 2012, the Serious Organised Crime Agency (“SOCA”) in the United Kingdom, presently known as the National Crime Agency, disclosed to Western Union that in relation to an “investigation conducted on money remitters in Western England,” SOCA had “surveyed Western Union customers and found that 81% of the transactions paid in Nigeria or Ghana were allegedly fraud related.”

59. In or around late May 2012, the Toronto Police Service sent Western Union a letter alerting the company that it “may have aided individuals with the criminal offense of laundering [the] proceeds of crime” from consumer frauds, and cautioning that it needed to take “the appropriate steps . . . to ensure that Western Union is not a party to this serious criminal offense, whether intentionally or willfully blind to its role.” In numerous additional instances, the Toronto Police Service emailed Western Union information about other fraud-induced money transfers and the names of individuals who had collected the transfers, telling the company to consider the emails a formal caution that allowing the individuals to collect future transfers could be considered “aiding the criminal offence of Laundering the Proceeds of Crime.”

60. In or around October 2012, Western Union received a letter from SEPBLAC, Spain’s Financial Intelligence Unit and Anti-Money Laundering/Counter Financing of Terrorism Supervisory Authority, informing Western Union that an inspection had revealed “extremely serious facts,” which required WUPSIL to “adopt urgent measures in order to correct them immediately,” and that the operations of a “significant part of” Western Union’s agents in two networks owned by Western Union “are related to fraud and money laundering.”

DESPITE AWARENESS OF THE FRAUD,
WESTERN UNION HAS CONTINUED TO PROVIDE
SUBSTANTIAL ASSISTANCE OR SUPPORT TO CONSUMER FRAUDS

61. Since at least January 2004, and continuing thereafter, Western Union has been aware that perpetrators of frauds have used its money transfer system to obtain funds from their victims, and for many years has knowingly, or with conscious avoidance of knowledge, provided substantial assistance or support to fraudulent telemarketers and con artists.

62. In some cases, Western Union’s agents, subagents, or FLAs have been complicit, or sometimes even participated, in the frauds. In other cases, Western Union’s agents, subagents, or FLAs have offered substantial assistance or support to the frauds by paying out funds in violation of Western Union’s own policies and procedures.

63. Western Union has provided an essential service to these fraudulent telemarketers, sellers, and con artists by permitting them access to Western Union’s money transfer system. Exploiting this access to its full potential, telemarketing, mass marketing, and imposter scams have received, and continue to receive, millions of dollars from victimized consumers, while generating substantial revenue for Western Union from transaction fees and foreign currency exchange fees.

64. For many years, Western Union has failed to: (a) promptly investigate, suspend, and terminate potentially complicit agents and subagents, or agents and subagents that have failed to comply with Western Union’s anti-fraud and/or AML policies and procedures; (b) conduct adequate due diligence on prospective and existing agents and subagents; (c) effectively train, monitor, and review its agents, subagents, and FLAs; (d) adequately collect, record, and report consumer fraud involving its money transfer system; and (e) take other reasonable steps to prevent fraudulent telemarketers, sellers, and con artists from using Western Union’s money transfer system to perpetrate their frauds.

65. In numerous instances, Western Union has failed to take timely, appropriate, and effective measures to mitigate fraud in connection with its processing of money transfers sent by consumers despite knowledge, or conscious avoidance of knowledge, that: fraudulent telemarketers, sellers, and con artists have extensively accessed and exploited Western Union’s money transfer system; Western Union’s money transfer system has played an integral role in the scams; and a number of its agents have been complicit, or involved, in the frauds, or have failed to adhere to Western Union’s policies and procedures to detect and prevent fraud.

Western Union Has Failed to Promptly Investigate, Suspend,
and Terminate Agents with High Levels of Consumer Fraud

66. Despite Western Union’s awareness of consumer fraud involving its system, Western Union has in many instances failed to promptly investigate, suspend, and terminate agents and subagents that have exhibited high levels of consumer fraud, some of which were likely complicit in frauds, or which have ignored such frauds by failing to comply with Western Union’s policies and procedures, thereby causing significant and ongoing harm to consumers.

67. Even though Western Union’s internal reports have identified agent locations where 5% to over 75% of the transactions (in volume or amount) constituted confirmed and potential fraud, and/or suspicious activities, such as surfing, flipping, and data integrity issues, Western Union has allowed many of these agents and subagents to continue operating, with only temporary suspensions, if any. In many cases, Western Union has simply “escalated,” or referred, such agents for further review or investigation, but the investigations often have been delayed for months, and in many instances, the escalations have failed to resolve the problems. Western Union frequently has relied on its master agents to conduct their own investigations of their subagents and locations, but has failed to ensure that the master agents’ investigations are adequate. Western Union also has sometimes repeatedly escalated the same agents for review or investigation without suspending or eventually terminating those agents even while the agent has continued to be the subject of fraud complaints. Western Union has sometimes even disregarded recommendations from its employees to suspend or terminate certain agents or subagents due to serious consumer fraud problems.

68. Western Union has permitted agents and subagents that have processed hundreds of thousands of dollars, or even millions of dollars, in confirmed and potential fraud to continue operating for months or even years despite highly suspicious activities and indications of complicity. For example, one agent location in Spain, Locutorio Okuns, operated from 2005 until at least 2012. During that time, the agent engaged in highly suspicious activity, including making payouts related to 126 complaints totaling at least $341,771 in reported fraud, and receiving over $1 million from the United States in money transfers that had characteristics indicative of fraud, such as unusually high-dollar amounts and serious data integrity issues. The agent also displayed highly suspicious spikes in volume that corresponded with spikes in fraud complaints. Although it was reviewed by Western Union at least five times, the agent was permitted to continue to operate for years, and its owner was ultimately one of the individuals arrested by the Spanish police in 2014, as described above. Another agent location in the UK, S S Newsagent, made payouts relating to at least 347 complaints totaling $924,695 in reported fraud between 2005 and 2012. That agent received over $2.7 million in money transfers from the United States, including over $1 million in 2007 alone, and the majority of those transactions had characteristics indicative of fraud, including unusually high-dollar amounts and data integrity issues. Even though the agent was reviewed multiple times, it was not terminated despite its history as a high-fraud agent.

69. Even in instances where Western Union has suspended high-fraud agents after a few months rather than years, the agents often have generated significant consumer losses that Western Union could have prevented by acting more quickly. These agents frequently are immediately identifiable based on spikes in fraud complaints during the first problematic month. For example, during a 30-day period beginning in December 2011, Western Union received 54 complaints, totaling $246,746, concerning money transfers paid out at one agent location in Bolivia. This location had a Nigerian owner and had already been reviewed by Western Union in the past due to suspicious activity involving millions of dollars in payouts from China. Western Union failed to promptly suspend the agent and during a roughly four-month period from December 2011 to April 2012, it was responsible for paying out at least 191 transfers associated with fraud complaints totaling $825,319. The average reported fraud transfer was $4,321, and all of the complaints involved U.S. senders who were the victims of emergency scams. Although this agent was suspended in July 2012, it had paid out over $2.5 million in suspected fraud in just over four months before Western Union took action.

70. In instances where Western Union suspended agents or subagents due to consumer fraud, the suspensions often were only temporary, even in high-risk fraud countries, such as Nigeria, Ghana, and Jamaica. For example, in or around 2012, Western Union identified and suspended 13 agent locations in Montego Bay, Jamaica, that had been processing millions of dollars of fraudulent and potentially fraudulent money transfers related to lottery/sweepstakes fraud. The suspensions only lasted a short time, however, before the agents were reactivated. After being reactivated, ten of those agents have continued to pay out tens to hundreds of reported fraud complaints each year since 2013, and in that span have been the subject of 2,055 complaints totaling $737,319.

71. In some instances, reactivated agents or subagents were assigned new agent ID numbers or became subagents in different agent networks. For example, Western Union’s top fraud payout agent in Mexico made payouts relating to at least 410 complaints totaling over $1.4 million in reported fraud between March 2011 and July 2012. Western Union finally suspended the location in July 2012, but one month later, the same agent began to operate again under a new agent ID, and it continued generating fraud complaints. In addition, Western Union even reactivated some agents that had been terminated due to consumer fraud.

72. Western Union’s general practice has been to attempt to rehabilitate agents and subagents exhibiting high levels of consumer fraud by requiring its agents to implement “action plans” to address the problems, but this practice has been inadequate and ineffective. In many instances, Western Union or its agents have failed to create action plans that effectively address consumer fraud. The action plans also often do not adequately and effectively address problems with agents, subagents, and FLAs who are potentially complicit and/or have engaged in suspicious activities. For example, the action plans frequently call for the training of agent locations and FLAs even though Western Union has acknowledged that “identifying and eliminating complicit actors from the system is more effective at combating consumer fraud than training.” In other instances, Western Union or its agents have failed to create any action plan or for months have delayed creating action plans. Even after action plans have been created, in some cases, the agents and subagents have resisted implementing them, failed to do so satisfactorily, or even ignored them.

73. For many years, suspensions and/or terminations were typically limited to agents in the United States and Canada. For example, between January 1, 2006 and November 1, 2010, Western Union failed to terminate many problematic agent locations worldwide that had paid out $100,000 or more in reported fraud, including in the UK (124 agents), Nigeria (56 agents), Ghana (18 agents), Jamaica and Spain (16 agents each). In fact, two UK agents each were responsible for paying out over $2 million in reported fraud between January 1, 2006 and November 1, 2010. Moreover, as of October 2015, Western Union had rarely, if ever, terminated agent locations for fraud in certain high-risk countries, including, but not limited to, Mexico, Nigeria, Ghana, the Dominican Republic, China, and Haiti, despite high levels of fraud and indications of complicity at agent locations.

Western Union Has Failed to Conduct Adequate Due Diligence on Agents

74. For many years, Western Union has failed to conduct adequate due diligence on its prospective agents and subagents, as well as those agents and subagents whose contracts come up for renewal. Western Union either has not conducted background checks on many of its agents and subagents, or to the extent background checks have been conducted, they often have been inadequate. It also has, in many instances, failed to maintain records demonstrating that it has conducted such background checks. In addition, despite awareness of problems with FLAs, Western Union does not conduct any due diligence on, and frequently knows little about, its agents’ and subagents’ FLAs.

75. For many years, Western Union has failed to conduct routine background checks of each of its prospective and existing agents and subagents located around the world. Even though Western Union’s agreements provide it with the authority to conduct background checks on its agents or subagents at any time, Western Union’s practice in many countries has been to rely on its agents to conduct due diligence on their own subagents and FLAs, rather than conduct its own background checks, including of subagents operating in high-risk fraud countries. In some instances, Western Union has approved agents or allowed existing agents to continue operating without even knowing the identities of all individuals with ownership, or beneficial ownership, interests in the agent. In other instances, Western Union has not known, and has not required its agents to disclose or update, the identities of all of its subagents or FLAs.

76. In numerous instances, background checks conducted by Western Union have not been thorough, consisting only of collecting limited information and conducting some type of credit or financial check, rather than criminal background checks of its agents and subagents. In many cases, Western Union has relied upon inaccurate, incomplete, or false information provided by agents and has failed to verify the accuracy of information provided by applicants. Western Union also has installed agents or subagents with criminal histories, including felonies and misdemeanors involving dishonesty, as well as histories of investigations and lawsuits involving allegations of fraud. For many years, the department at Western Union primarily responsible for conducting background checks has not been provided with sufficient information to conduct thorough background checks of every prospective and existing agent and subagent, such as information from law enforcement, information about investigations of agent locations, and access to consumer complaints.

77. In some cases, Western Union has installed agents or subagents that it had previously terminated, that were previously suspended or terminated by MoneyGram for fraud, or that were concurrently operating as MoneyGram agents (in violation of Western Union’s agent agreements). One Western Union agent in College Park, Georgia, for example, was suspended in 2006 due to consumer fraud, but began operating again in 2007 from the same address, but with a different business name and agent ID number, until it was suspended for fraud again. The agent then became a MoneyGram agent and continued to generate fraud-induced money transfers for approximately one year before being terminated by MoneyGram. After that, the agent returned to Western Union in 2009, and began operating for a third time with the same name and at the same location. A review in 2012 revealed that approximately 80% of its payouts were attributable to fraud, and it was later terminated. In 2015, the agent began operating again as a Western Union agent from the same address, using a similar name, but with a new agent ID number, and once again, it began generating fraud complaints.

78. Western Union’s background checks also have failed to prevent previously terminated agents or subagents from using straw men to become agents or owners again to gain access to Western Union’s money transfer system. In addition, Western Union has installed as agents or subagents individuals who had previously been interdicted (i.e., blocked from using Western Union’s money transfer system) due to suspicious activities, or were former FLAs at agent locations that were suspended or terminated for fraud. For example, after suspending an agent location in the Philippines due to high levels of fraud, Western Union discovered that the owner of the location had been a high-volume sender to Nigeria who Western Union had interdicted just two months before the location began operating. During the three-month period before the agent location was suspended, it generated at least 173 fraud complaints totaling $316,400, and paid out over $1.2 million in suspected fraud.

Western Union Has Failed to Effectively Train, Monitor, and Review Agents

79. For many years, Western Union has failed to effectively train, monitor, and review its agents, subagents, and FLAs to detect and prevent consumer fraud and to prevent potential complicity at agent locations.

80. For many years, Western Union has provided only limited training to agents and subagents with respect to detecting and preventing consumer fraud, and its training overall has been inadequate and ineffective. In many instances, FLAs responsible for processing fraud-induced money transfers at Western Union’s agent locations have not been knowledgeable about Western Union’s anti-fraud and/or AML policies and procedures, including with respect to detecting and preventing fraud, properly recording customers’ biographical information and IDs, and addressing suspicious activities. Western Union also has not had an adequate and effective system in place to ensure that FLAs are knowledgeable in these areas. As a result, in many instances, Western Union’s high-fraud agent locations have violated the company’s policies and procedures by failing to collect proper IDs or biographical information from recipients of money transfers, accepting improper forms of IDs, or recording obviously incorrect or fictitious ID information into Western Union’s system.

81. Western Union’s complaint database shows that its agent locations that have paid out fraud-induced money transfers frequently have permitted fraudsters to pick up money transfers using fake IDs, or without recording IDs or other required information. For example, in many instances, these agent locations have recorded the same IDs for multiple recipients, or different IDs for the same recipients. In addition, for tens of thousands of fraud-induced money transfers, Western Union’s records frequently show no birthdates, or facially invalid birthdates, such as “1/1/1900,” for the recipients. Western Union’s records also show that its agent locations have paid out at least 32,764 money transfers of $1,000 or more that consumers reported as fraudulent from 2004 through August 2015 without recording any ID information for the recipients.

82. In addition, despite Western Union’s 2005 Agreement with the States, which required Western Union to “commence a program of person-to-person or telephone training at agent locations known to have a materially elevated level of outgoing or incoming fraud-induced transfers sent from the United States to anywhere except Mexico,” in many cases, and especially with respect to foreign agents and subagents, Western Union failed to comply with this requirement. For example, with respect to many of its foreign agent locations that have exhibited high fraud levels, Western Union’s practice was only to train the master agents and not to conduct person-to-person or telephone training at the agent locations that exhibited high levels of fraud.

83. For many years, Western Union has failed to adequately monitor its agents’ activity for fraud. In many instances, Western Union employees responsible for monitoring the activities of agent locations have not been provided with sufficient information or resources to adequately monitor Western Union’s agents, subagents, and FLAs. For example, in some instances, Western Union has assigned more than one agent ID number to a single agent or subagent without providing Western Union employees with the means to easily locate all of the agent’s or subagent’s ID numbers in Western Union’s system. Western Union has similarly failed to provide its employees with the means to easily identify agents or subagents with common ownership. In addition, in some cases, Western Union’s employees have been unable to identify problematic FLAs because FLAs have not used unique IDs when processing money transfers. Western Union’s employees also sometimes have not had complete and historical information about particular agents and subagents, including information about all fraud complaints, prior reviews, investigations, and internal reports related to fraud, as well as transactional activity. Therefore, Western Union employees responsible for monitoring agent activity may not have been aware of all relevant information.

84. Western Union has failed to conduct adequate and routine onsite compliance reviews of its agent locations worldwide. Western Union often has relied on its master agents to conduct reviews, but has failed to ensure that those master agents are conducting adequate and effective oversight of their subagents and locations. In some cases, those agents have not even allowed Western Union employees to visit locations without them being present. In other cases, Western Union’s employees have not been able to conduct independent onsite reviews of certain locations because they were in areas considered too dangerous to visit. Western Union also has failed to conduct adequate and routine onsite reviews of many of its independent agents.

85. For many years, consumer fraud was not even routinely addressed in compliance reviews of agents. Even after it was added to the list of topics for these reviews, consumer fraud for many years was addressed only in a cursory manner. In addition, in many instances, Western Union employees who conduct compliance reviews have not been provided with information about fraud complaints received involving the agents being reviewed, so the employees could not adequately address issues related to the complaints in their reviews.

Western Union Has Failed to Adequately Collect, Record,
and Report Consumer Fraud Involving Its Money Transfer System

86. Since at least January 2004, Western Union has maintained a complaint database, which contains information relating to complaints or reports the company receives about fraud-induced money transfers.

87. The information contained in Western Union’s complaint database significantly understates the number of actual fraud-induced money transfers and losses reported to the company. Despite receiving information from consumers, their family members, or law enforcement representatives about fraud-induced money transfers, Western Union often has failed to record information about all of those money transfers in its complaint database. In other instances, Western Union has failed to record in its database any of the victims’ fraud-induced money transfers.

88. Up until in or around December 2011, Western Union did not provide any toll-free number that consumers in countries other than the United States and Canada could use to report fraud and to try to stop the payout of a fraud-induced money transfer. For example, Western Union did not provide fraud hotlines for consumers in Germany, Mexico, Spain, and the UK until December 2011, for consumers in Australia, Japan, and Malaysia until February 2012, and for consumers in Austria, Belgium, Luxembourg, and Switzerland until August 2012.

89. Western Union uses the information in its complaint database to administer its anti-fraud program, so it is important that the database be accurate and complete. For example, Western Union uses this information to: (a) monitor and identify agents, subagents, and FLAs that may be complicit in frauds; (b) create automated rules regarding particular corridors (e.g., limiting the number and amount of money transfers to receivers); and (c) interdict individuals who are the victims or the perpetrators of frauds. Therefore, Western Union’s failure to keep accurate and complete records of fraud-induced money transfers has impeded its efforts to detect and prevent consumer fraud.

90. Although Western Union employees have brought the underreporting of fraud-induced money transfers in the company’s complaint database to the attention of those responsible for maintaining the database, Western Union has failed to take adequate corrective action, if any, to address the problem.

91. Although the Financial Crime Enforcement Network (“FinCEN”), the primary administrator of the BSA, requires money services businesses like Western Union to file Suspicious Activity Reports (“SARs”) relating to fraud, Western Union has, in many cases, failed to file SARS on, and identify as the subject of SARS, particular agent locations in foreign countries that have processed high levels of fraud-induced money transfers sent by U.S. consumers and exhibited other suspicious activities.

Western Union Has Failed to Take Other Reasonable Measures to
Mitigate Fraud in Connection With Its Processing of Money Transfers

92. For many years, Western Union has failed to take other reasonable measures to mitigate fraud in connection with its processing of money transfers, ignoring in some instances useful suggestions and recommendations from its employees and representatives of law enforcement agencies. These types of measures include, but are not limited to, the following: bolstering its ID requirements for sending or receiving money transfers, such as by imposing more robust ID requirements; requiring the collection of additional biographical information; implementing more controls for noncompliant transactions or potentially fraud-induced money transfers, including, but not limited to, transactions with data integrity issues and to high-risk countries; improving the company’s handling of, and ability to receive, complaints about fraud worldwide; and improving its interdiction system to be more effective in blocking money transfers associated with consumer fraud, including, but not limited to, by permanently blocking payouts to the recipients of fraud-induced money transfers.

93. Western Union has made it difficult for employees to take meaningful action to detect and prevent consumer fraud, including by failing to provide employees with sufficient information or resources, including complete records of consumer fraud complaints, as well as information about law enforcement contacts, investigations, and actions. For many years, departments within Western Union responsible for handling consumer fraud issues did not routinely share consumer fraud information with other groups or departments.

94. Although Western Union relies on its agents to comply with Western Union’s anti-fraud and AML programs, and to oversee the activity of their own subagents, locations, and FLAs, it often fails to provide its agents with the information necessary to conduct effective fraud reviews and to detect and prevent consumer fraud, including the potential complicity of particular agent locations and FLAs. For example, Western Union typically does not share with the agents themselves complaints it has received about fraud-induced money transfers processed by the agent locations or FLAs. Therefore, despite being tasked with overseeing the conduct of their own subagents, locations, and FLAs, Western Union’s agents in many cases are unaware of the nature, details, history, and volume of complaints involving the agent locations and FLAs.

95. Western Union and its agents also have failed to provide adequate and effective warnings to consumers about the fraud occurring through its money transfer system. Although Western Union provides some warnings on the first page of send forms located at some of its agent locations, in many cases, these warnings are not clear and conspicuous to many consumers. In addition, Western Union’s agent locations have failed to provide routine verbal warnings to consumers before they initiated money transfers, even in instances where consumers’ money transfers have displayed obvious signs of fraud, such as high-dollar money transfers by elderly consumers to countries known for fraud. Therefore, consumers often have been unaware of the risks associated with sending money through Western Union’s money transfer system.

WESTERN UNION HAS FOR MANY YEARS FAILED
TO MAKE EFFECTIVE CHANGES TO PREVENT FRAUD

96. Even after January 2011, when Western Union claimed in a written report to have implemented “a comprehensive anti-fraud program” to protect consumers, Western Union still failed to adopt an adequate and effective anti-fraud program. Although as a result of the FTC’s investigation, Western Union has improved aspects of its anti-fraud program since 2012, the company still failed in certain cases to promptly terminate agents around the world that appeared to be complicit in paying out the fraud-induced money transfers, including numerous agents in Spain that operated between January 2011 and December 2012, and were arrested by the Spanish police in 2014 for their role in laundering large sums of money received from the fraud victims. As of October 2015, Western Union had rarely, if ever, terminated agent locations for fraud in certain high-risk countries, including, but not limited to, Mexico, Nigeria, Ghana, the Dominican Republic, China, and Haiti, despite high levels of fraud and indications of complicity at agent locations.

97. In numerous instances, Western Union has permitted agent locations to continue operating for months or years despite high levels of fraud and other suspicious activities. For example, from July 2009 to as recently as August 2015, an agent location in Malaysia made payouts relating to at least 252 fraud complaints totaling $389,061. Although the agent appeared on fraud reports and was reviewed for fraud many times between 2010 and 2014, the agent has not been terminated. In fact, in 2014, company executives approved the reactivation of that agent despite being informed that confirmed and potential fraud, as well as suspicious activity, amounted to approximately 54% of the agent’s pay volume. An agent location in Greece made payouts relating to at least 106 fraud complaints totaling $193,696 from July 2013 to October 2014. From 2012 to 2014, the agent paid out $5.4 million in money transfers, of which approximately $3.7 million were for $1,000 or more. That agent operated for over two years despite appearing on internal fraud or agent complicity index reports multiple times and being reviewed for fraud at least three times with findings of suspicious activities. From September 2013 to August 2015, an agent in Thailand paid out money transfers associated with at least 1,197 complaints totaling $425,409, of which 336 complaints totaling $117,290 were paid out in April 2015 alone. That agent was allowed to continue operating, despite a review in 2013 finding that 63% of the agent’s transactions in two months amounted to confirmed fraud and questionable activity, and a review in 2015 associated with three of its agent ID numbers finding that 25% of its activity in one month, amounting to over $1.2 million, was connected to fraud.

VIOLATIONS OF THE FTC ACT

98. Section 5(a) of the FTC Act, 15 U.S.C. § 45(a), prohibits “unfair” or “deceptive” acts and practices in or affecting commerce, including acts or practices involving foreign commerce that “cause or are likely to cause reasonably foreseeable injury within the United States” or “involve material conduct occurring within the United States.”

99. Acts or practices are unfair under Section 5 of the FTC Act if they cause substantial injury to consumers that consumers cannot reasonably avoid themselves and that is not outweighed by countervailing benefits to consumers or competition. 15 U.S.C. § 45(n).

COUNT I

Unfair Acts or Practices

100. In numerous instances, in operating its worldwide money transfer system, Defendant has failed to take timely, appropriate, and effective action to detect and prevent fraud-induced money transfers through Defendant’s system, as described above.

101. Defendant’s actions cause or are likely to cause substantial injury to consumers that consumers cannot reasonably avoid themselves and that is not outweighed by countervailing benefits to consumers or competition.

102. Therefore, Defendant’s practices as described in Paragraph 100 above constitute unfair acts or practices in violation of Section 5 of the FTC Act, 15 U.S.C. §§ 45(a) and 45(n).

THE TSR

103. Congress directed the FTC to prescribe rules prohibiting abusive and deceptive telemarketing acts or practices pursuant to the Telemarketing Act, 15 U.S.C. §§ 6101-6108. The FTC adopted the original TSR in 1995, extensively amended it in 2003, and amended certain provisions thereafter. 16 C.F.R. Part 310.

104. Defendant, its agents, or subagents have processed money transfers and provided related services on behalf of persons who are “sellers” or “telemarketers” engaged in “telemarketing,” as those terms are defined in Sections 310.2 (dd), (ff), and (gg) of the TSR.

105. The TSR prohibits telemarketers and sellers from making a false or misleading statement to induce any person to pay for goods or services. 16 C.F.R. § 310.3(a)(4).

106. The TSR also prohibits telemarketers and sellers from, among other things, requesting or receiving payment of any fee or consideration in advance of obtaining a loan or other extension of credit when the seller or telemarketer has guaranteed or represented a high likelihood of success in obtaining or arranging a loan or other extension of credit. 16 C.F.R. § 310.4(a)(4).

107. It is a violation of the TSR for any person to provide “substantial assistance or support” to any seller or telemarketer when that person “knows or consciously avoids knowing” that the seller or telemarketer is engaged in any act or practice that violates Sections 310.3(a), (c), or (d), or 310.4 of the TSR. 16 C.F.R. § 310.3(b).

108. On December 14, 2015, the FTC published a notice that it had adopted amendments to the TSR, including a prohibition against using “cash-to-cash” money transfers for outbound and inbound telemarketing transactions. 80 Fed. Reg. 77520 (Dec. 14, 2015). This prohibition became effective on June 13, 2016.

109. Pursuant to Section 3(c) of the Telemarketing Act, 15 U.S.C. § 6102(c), and Section 18(d)(3) of the FTC Act, 15 U.S.C. § 57a(d)(3), a violation of the TSR constitutes an unfair or deceptive act or practice in or affecting commerce, in violation of Section 5(a) of the FTC Act, 15 U.S.C. § 45(a).

VIOLATIONS OF THE TSR

COUNT II

Assisting and Facilitating TSR Violations

110. In numerous instances, in the course of processing money transfers, Defendant, its agents, or subagents have provided substantial assistance or support to sellers or telemarketers who Defendant or its agents or subagents knew or consciously avoided knowing:

a. Induced consumers to pay for goods and services through the use of false or misleading statements, including, without limitation, the statement that the consumer has won and will receive a large cash award if the consumer pays a requested fee or fees, in violation of Section 310.3(a)(4) of the TSR, 16 C.F.R. § 310.3(a)(4); and

b. Requested or received payment of a fee or consideration in advance of consumers obtaining a loan when the seller or telemarketer has guaranteed or represented a high likelihood of success in obtaining or arranging a loan for a person in violation of Section 310.4(a)(4) of the TSR.

111. Defendant’s acts or practices, as described in Paragraph 110 above, constitute deceptive telemarketing acts or practices that violate the TSR, 16 C.F.R. §310.3(b).

CONSUMER INJURY

112. Consumers have suffered and will continue to suffer substantial injury as a result of Defendant’s violations of the FTC Act and the TSR. In addition, Defendant has been unjustly enriched as a result of its unlawful acts or practices. Absent injunctive relief by this Court, Defendant is likely to continue to injure consumers, reap unjust enrichment, and harm the public interest.

THIS COURT’S POWER TO GRANT RELIEF

113. Section 13(b) of the FTC Act, 15 U.S.C. § 53(b), empowers this Court to grant injunctive and such other relief as the Court may deem appropriate to halt and redress violations of any provision of law enforced by the FTC. The Court, in the exercise of its equitable jurisdiction, may award ancillary relief, including rescission or reformation of contracts, restitution, the refund of monies paid, and the disgorgement of ill-gotten monies, to prevent and remedy any violation of any provision of law enforced by the FTC.

PRAYER FOR RELIEF

114. WHEREFORE, Plaintiff, the Federal Trade Commission, pursuant to Section 13(b) of the FTC Act, 15 U.S.C. § 53(b), Section 6(b) of the Telemarketing Act, 15 U.S.C. § 6105(b), and the Court's own equitable powers, requests that the Court:

1. Enter a permanent injunction to prevent future violations of the FTC Act and the TSR by Defendant;

2. Award such relief as the Court finds necessary to redress injury to consumers resulting from Defendant's violations of the FTC Act and the TSR, including, but not limited to, rescission or reformation of contracts, restitution, the refund of monies paid, and the disgorgement of ill-gotten monies; and

3. Award Plaintiff the costs of bringing this action, as well as such other and additional relief as the Court may determine to be just and proper.

Dated: January 19, 2017	Respectfully Submitted,

DAVID C. SHONKA
Acting General Counsel

/s/ Karen D. Dodge
KAREN D. DODGE (IL 6204125)
JOANNIE T. WEI (IL 6276144)
ELIZABETH C. SCOTT (IL 6278075)
Attorneys for Plaintiff
Federal Trade Commission
55 West Monroe Street, Suite 1825
Chicago, Illinois 60603
(312) 960-5634 (telephone)
(312) 960-5600 (facsimile)
kdodge@ftc.gov (Dodge)
jwei@ftc.gov (Wei)
escott@ftc.gov (Scott)